                                   Exhibit 10


                                 JDA Block A-18
                   Summary of Terms of Triton's Participation



     Triton's Cost Participation:                      50%


     Triton's Approximate Net Revenue Interest:
     Before Cost Recovery:                             34%*
     After Cost Recovery:                              24%*


     Taxes:                                            Tax holiday (0% rate) for
                                                       first 8 years of
                                                       production
                                                       Tax rate of 10% beginning
                                                       in year 9 of production
                                                       Tax rate of 20% beginning
                                                       in year 15 of production


     Term:                                             For life of MTJA up to 35
                                                       years


     Contract Area:                                    700,000 acres



*After royalties (not all of which are reflected in the production sharing contract) and after profit share to the MTJA. Triton's participation includes its cost recovery share (equal to the cost recovery share of the Malaysian state oil company) and profit share, which vary before and after cost recovery.

                                CONTRACT BETWEEN

                        MALAYSIA-THAILAND JOINT AUTHORITY

                                       AND

                           PETRONAS CARIGALI SDN. BHD.

                                       AND

                         TRITON OIL COMPANY OF THAILAND

                           RELATING TO EXPLORATION AND
                             PRODUCTION OF PETROLEUM

                                       FOR

                                MALAYSIA-THAILAND
                             JOINT DEVELOPMENT AREA

                                   BLOCK A-18

                                TABLE OF CONTENTS


ARTICLE                            HEADING                         PAGE

               PREAMBLE                                              1

    1          DEFINITIONS AND INTERPRETATION                        3

    2          DURATION AND RELINQUISHMENT OF AREAS                 16

    3          WORK PROGRAMME AND BUDGET FOR
                PETROLEUM OPERATIONS                                21

    4          MANAGEMENT OF OPERATIONS                             31

    5          RECOVERY OF COST OIL. DIVISION OF
                PROFIT OIL AND MARKETING                            38

    6          SEGREGATION OF CRUDE OIL                             45

    7          VALUATION OF CRUDE OIL                               47

    8          NATURAL GAS                                          50

    9          RESEARCH CESS AND OTHER PAYMENTS                     57

   10          PAYMENTS AND CURRENCIES                              60

   11          ACCOUNTS AND AUDITS FOR
                PETROLEUM OPERATIONS                                62

   12          PROCUREMENT OF EQUIPMENT,
                FACILITIES, GOODS, MATERIALS,
                SUPPLIES AND SERVICES                               65

   13          ARBITRATION                                          71

   14          TRAINING OF MTJA PERSONNEL                           72

   15          EMERGENCY SUPPLY OBLIGATION                          73

ARTICLE                            HEADING                         PAGE

   16          TERMINATION                                          74

   17          JOINT OPERATING AGREEMENT                            78

   18          ASSIGNMENT                                           80

   19          UNITISATION AGREEMENT                                81

   20          INSURANCE                                            82

   21          TAXES AND DUTIES                                     84

   22          FORCE MAJEURE                                        85

   23          INDEMNITY                                            87

   24          COMPLIANCE WITH LAWS AND DIRECTIVES                  88

   25          GOVERNING LAW                                        89

   26          PUBLIC STATEMENTS                                    90

   27          ENTIRE AGREEMENT AND SEVERABILITY                    91

   28          NOTICES AND COMMUNICATIONS                           92

               SIGNATURE                                            94

  APPENDIX A        MAP OF CONTRACT AREA

  APPENDIX B        LIST OF EXISTING SHAREHOLDERS

  APPENDIX C        PARTICULARS OF DATA, INFORMATION, ETC.
                     TO BE SUBMITTED

  APPENDIX D        LETTER OF GUARANTEE

                                    PREAMBLE

This Contract is made the ______ day of_______________ [    ] BETWEEN
MALAYSIA-THAILAND JOINT AUTHORITY (hereinafter referred to as "MTJA"), an authority established under the Malaysia-Thailand Joint Authority Act 1990 of Malaysia and Thailand-Malaysia Joint Authority Act B.E.2533 (1990) of the Kingdom of Thailand, (hereinafter referred to collectively as the "MTJA Act 1990"), and the Agreement between the Government of Malaysia and the Government Of the Kingdom of Thailand on the Constitution and Other Matters Relating to the Establishment of the Malaysia-Thailand Joint Authority, dated 30 May 1990, (hereinafter referred to as "the MTJA Agreement"), and having its office at 27th Floor, Empire Tower, City Square Centre, 182, Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia, of the first part; and PETRONAS CARIGALI SDN. BHD., a company incorporated under the laws of Malaysia and having its registered office at 136, Jalan Pudu, 55100 Kuala Lumpur, Malaysia, (hereinafter referred to as "CARIGALI"), and TRITON OIL COMPANY OF THAILAND, a company incorporated under the laws of the State of Texas, United States of America and having its registered office at 6688 North Central Expressway, Suite 1400, Dallas, Texas, 75206 United States of America and having its local registered branch offices at 7th Floor, Kian Gwan Building 1, 140 Wireless Road, Bangkok 10330, Thailand and Lot 14.08, 14th Floor, Wisma Stephens, Jalan Raja Chulan, 50200 Kuala Lumpur, Malaysia (hereinafter referred to as "TRITON"), of the second part (both parties of the first and second part shall hereinafter be referred to singularly as "Party" and collectively as "Parties");

WHEREAS pursuant to the Memorandum of Understanding between Malaysia and the Kingdom of Thailand on the Establishment of a Joint Authority for the Exploitation of the Resources of the Sea-bed in a Defined Area of the Continental Shelf of the Two Countries in the Gulf of Thailand dated 21 February 1979, (hereinafter referred to as "the MOU") the MTJA Agreement was signed by the Government of Malaysia and the Government of the Kingdom of Thailand, (hereinafter referred to as "the Governments"), on 30 May 1990, at Kuala Lumpur, Malaysia, followed by the enactment of the MTJA Act 1990 by both the Governments;

AND WHEREAS by virtue of the MTJA Act 1990 enacted pursuant to the MTJA Agreement, MTJA has been vested with the exclusive rights, powers, liberties and privileges to explore and exploit the non-living natural resources of the sea-bed and sub-soil, in particular petroleum, in the Joint Development Area on behalf of the Governments;

AND WHEREAS MTJA has certain obligations and responsibilities to the Governments as prescribed under the MTJA Act 1990 and the MTJA Agreement executed in accordance with the MOU;

AND WHEREAS the Parties are desirous of entering into a contract for the purpose of the exploration for and exploitation of petroleum resources in an area of the Joint Development Area as provided under this Contract;

NOW THEREFORE for and in consideration of the mutual promises, covenants and conditions hereinafter set out it is hereby stipulated and agreed as follows:

                                    ARTICLE I
                         DEFINITIONS AND INTERPRETATION


1.1 The following terms unless otherwise specified herein shall have the meanings assigned to them under the following provisions:

        "Affiliate" in relation to any Party, means a company, corporation or statutory body:

        (a)     that is Controlled by such Party; or

        (b)     that Controls such Party; or

        (c) that is Controlled by a company, corporation or statutory body that also, directly or indirectly, Controls such
                Party:

                "Control" means directly or indirectly having control, management and ownership by a company, corporation or statutory body of more than fifty per cent (50%) of the shares of voting stock of the company, corporation or statutory body in question.

        "Appraisal Well" means an Exploration Well which is not a Wildcat Well, which is drilled with the objective of further defining a potential Commercial Quantity of Petroleum indicated by a Wildcat Well;

        "Associated Gas" means Natural Gas, commonly known as gas-cap gas, which overlies and is in contact with significant quantities of Crude Oil in a reservoir, or solution gas dissolved in Crude Oil in a reservoir;

        "Budget" means an estimate of income and expenditure approved, or as the context may require, to be approved, by MTJA in accordance with Article 3 in respect of all Petroleum Operations included in a Work Programme;

        "Calendar Year" means a period of twelve (12) months commencing from 1st January and ending on 31st December according to the Gregorian Calendar;

        "Commercial Quantity" in relation to reserves means estimated reserves which in the opinion of Contractors and as approved by MTJA are capable of being developed and produced in a commercially viable manner;

        "Contract Area" means the area as described in Article 2.2 and shall constitute all the Sub-blocks whether contiguous or not; and where any part of such area is surrendered or relinquished by Contractors pursuant to any Article of this Contract, the expression means thereafter the area remaining after such surrender or relinquishment;

        "Contractors" means TRITON and CARIGALI or their respective successors and any assignee of any interest of either TRITON or CARIGALI pursuant to Article 18;

        "Contractors' Portion of Profit Gas" means Contractors' entitlement to Natural Gas under Article 8.6;

        "Contractors' Portion of Profit Oil" means Contractors' entitlement to Crude Oil under Article 5.2;

        "Cost Gas" means the portion of the proceeds of sale of Natural Gas to be applied by MTJA towards discharging cash payments to the respective Governments under Article 8.5(a) and the portion of the proceeds of sales of Natural Gas claimed under Article 8.5(b) by Contractors;

        "Cost Oil" means:

        (i) that portion of Crude Oil, the proceeds of which are to be applied by MTJA towards discharging cash payments to the respective Governments as referred to in Article 5.1(a); and

        (ii) that portion of Crude Oil which is to be applied for the purpose of recovery by Contractors of costs relating to Petroleum Operations in respect of Crude Oil in accordance with Article 5.1(b) [whether or not the subject of a purchase under Article 5.1(c)];

        "Crude Oil" means any oil including oil extracted from bituminous shales and other stratified deposits, either in its natural state or after the extraction of water, sand or foreign substance but before any such oil has been refined or otherwise treated and includes all Natural Gas liquids and condensates recovered from Natural Gas;

        "Cubic Meter" means a cubic meter of dry Natural Gas at an absolute pressure of 101.325 kiloPascal and at a temperature of fifteen degrees Celsius (15 DEG.C);

        "Development Area" means any area designated as such in accordance with
        Article 2.4;

        "Development Plan" means a plan to develop an Oil Field or a Gas Field pursuant to Article 2.4 or Article 8.1, as the case may be, the contents of which shall include but shall not be limited to the following:

        (a) details of all exploration activities carried out in respect of the relevant Oil Field or Gas Field and all information used for appraisal, details of geological structure and hydrocarbon occurrence and stratigraphy and details of any further appraisal as may be required by Contractors;

        (b) estimated volumes of oil and/or gas initially in place and the quantity estimated to be recoverable, expected drive mechanism and recovery efficiency, drainage spacing, intended reservoir operating policy and the scope for secondary recovery;

        (c) full details of the facilities or structures and any other works which Contractors propose to construct or carry out during the development and production period for the relevant Oil Field or Gas Field for the purpose of producing oil and/or gas from such

                Oil Field or Gas Field, and for minimising flaring of Associated Gas and preventing flaring Of Non-associated Gas and preventing environmental pollution;

        (d) the location of and the purposes for which the facilities, structures or other works are to be used and the times at which each facility, structure or other work is to be commenced and completed;

        (e) Contractors' assessment of marketability of Petroleum, the maximum and minimum quantities of Petroleum which Contractors expect to recover from the relevant Oil Field or Gas Field in each year of the production period relating thereto, the rate of recovery expected and details of any problems expected to be encountered in relation to production and marketing;

        (f) details of yearly forecast expenditure and cash flow of both capital and operating expenditure; and

        (g) contingencies for minimising wastage of Associated Gas and pressure maintenance programme to optimise Petroleum recoveries and additional development:

        "Effective Date" means the date of signing of this Contract;

        "Exploration Well" means either a Wildcat Well or an Appraisal Well;

        "First Commercial Production" means in relation to Crude Oil, the date that production has continued for a period of twenty-four (24) hours from the relevant Oil Field following completion of testing of the first production well, and in relation to Natural Gas means the date within the first sixty (60) days on which a cumulative 10(6) Giga Joule of Natural Gas was first sold or, the sixtieth day after the Natural Gas was first sold if the cumulative sale within the first sixty (60) days does not exceed 10(6) Giga Joule;

        "Gas Field" means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structure, or stratigraphic conditions from which Non-associated Gas may be produced;

        "Giga Joule" means one billion (1,000,000,000) Joules;

        "Gross Production of Crude Oil" means the total volume of Crude Oil won and saved by Contractors from time to time under this Contract measured at the relevant storage facility less basic sediment and water and expressed in Kilolitre;

        "Joint Development Area" means the Joint Development Area as defined under the MTJA Act 1990;

        "Kilolitre" in relation to Crude Oil means one thousand (1,000) litres of Crude Oil at a temperature of fifteen degrees Celsius (15 DEG. C) and at an absolute pressure of 101.325 kiloPascal. (To convert one (1) Kilolitre to United States barrels at sixty degrees Fahrenheit (60 DEG.
        F) and absolute pressure of 14.696 psia, the relevant factors given in ASTM D 1250 table 52 should be used);

        "MTJA's Portion of Profit Gas" means MTJA's entitlement to Natural Gas under Article 8.6;

        "MTJA's Portion of Profit Oil" means MTJA's entitlement to Crude Oil under Article 5.2;

        "Natural Gas" means a mixture of hydrocarbons and varying quantities of non-hydrocarbons that exist either in the gaseous phase or in solution with Crude Oil in natural underground reservoirs and is classified as either Associated Gas or Non-associated Gas;

        "Non-associated Gas" means Natural Gas which is found in a reservoir that does not contain significant quantities of Crude Oil;

        "Non-recoverable Expenditure" means, unless provided otherwise in this
        Contract:

        (a) costs incurred as a result of any proven negligent act or omission or wilful misconduct of Contractors or any Sub-contractors including any amount paid in settlement of any claim alleging negligence or misconduct whether or not negligence or misconduct is admitted or whether such sum is stated to be paid on an ex-gratia or similar basis;

        (b) the replacement and/or repair costs in respect of assets or other property which is uninsured or under-insured and liability incurred to third parties on the basis of strict liability, in each case which has been agreed between MTJA and Contractors to be insured but which Contractors have failed to insure for the amount agreed with MTJA;

        (c)     all amounts which Contractors are liable to pay to MTJA under
                Article 23;

        (d) all expenditure (including professional fees, publicity and out-of pocket expenses) incurred in connection with the negotiation, signature or ratification Of this Contract;

        (e)     any payment under Article 5.3 and Article 9 of this Contract;

        (f) any expenditure incurred directly or indirectly in connection with the raising of money to finance Petroleum Operations and other incidental costs and charges related thereto by whatever method raised, and such expenditure includes, but is not limited to, interest (except in respect of interest on loans raised with the permission of MTJA and where interest rates are also acceptable to MTJA), commissions, fees and brokerage;

        (g) audit fees and accounting fees (excluding fees and expenses incurred for the conduct of audit and accounting services required by this Contract) incurred pursuant to the auditing and accounting requirements of any applicable law and all costs and expenses incurred in connection with intragroup corporate reporting requirements (whether or not required by law);

        (h) any expenditure in respect of the hiring or leasing of equipment, plant, machinery or other property or facilities except where such hiring or leasing has been made with the approval of MTJA;

        (i) any costs and charges relating to formation of any Affiliate or any partnership or joint venture arrangement;

        (j) payment of compensation or damages under this Contract (unless otherwise approved by MTJA) and any other payments not arising out of Petroleum Operations;

        (k) any costs and charges in respect of central administration or the head office of Contractors or any Affiliate of Contractors which are not substantiated to the reasonable satisfaction of MTJA as being incurred in connection with Petroleum Operations under this Contract or which are excessive;

        (l) all taxes on income of profits under any applicable law and export duties;

        (m) all costs, expenses and charges relating to the settlement of disputes, which are not approved in advance by MTJA (whether or not successful) including all costs and expenses of arbitration or litigation proceedings;

        (n) any costs, charges or expenses including donations relating to public relations or enhancement of Contractors' corporate image and interests except for contributions and entertainment costs which have been approved in advance by MTJA;

        (o) all costs and expenses associated with local offices and local administration including staff benefits which are excessive;

        (p) any expenditure incurred which is not related to Petroleum Operations or on matters or activities beyond the Point of Export or the Point of Sale;

        (q) claims for expenditure which are not adequately supported and documented;

        (r) all costs and expenses directly or indirectly related to or incidental to training of Contractors' personnel who are not Malaysian or Thai nationals unless otherwise approved in advance by MTJA;

        (s) operational expenditure on items not included in the Budget for the relevant year or expenditure on any budgeted item for which the approval of MTJA is not given and except such expenditures allowed under Article 3.3 and Article 3.9;

        (t) any other expenditure not falling within any of the above items which is stated elsewhere in this Contract to be non-recoverable expenditure, or costs stated not to be allowable costs for the purpose of calculating Cost Oil or Cost Gas or amounts expended without the approval of MTJA (where such approval is required) or expended as a result of the breach or noncompliance of Contractors' obligations under this Contract;

        "Oil Field" means an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature, or stratigraphic conditions from which oil may be produced commercially;

        "Petroleum" means any mineral oil or relative hydrocarbon and Natural Gas existing in its natural condition and casinghead petroleum spirit including bituminous shales and other stratified deposits from which oil can be extracted;

        "Petroleum Operations" means all operations under this Contract for the exploration for Petroleum, for the development of Petroleum fields and for the production of Petroleum up to the agreed Point of Export or the agreed Point of Sale;

        "Point of Export" means the last outlet flange of the loading facility from which Contractors lift Contractors' Portion of Cost Oil and Profit Oil either at onshore terminal or at offshore facility or otherwise as agreed between MTJA and Contractors from time to time;

        "Point of Sale" has the meaning assigned to "Point of Export";

        "Production Area" means an area designated as such in accordance with
        Article 2.5;

        "Profit Gas" means the remaining portion of the proceeds of sale of Natural Gas after deductions under Article 8.5;

        "Profit Oil" means the remaining portion of Crude Oil after deductions under Article 5.1;

        "Quarter" means a period of three (3) consecutive months beginning on 1st January, 1st April, 1st July or 1st October (of the Gregorian Calendar) in any year;

        "Sub-block" has the meaning given to that term in Article 2.2;

        "Sub-contractors" means any third party, including without limitation any Affiliate of Contractors, employed by Contractors for the performance of specified services in relation to Petroleum Operations approved by MTJA;

        "Wildcat Well" means a well located on a geological feature which is structurally or stratigraphically separate from a geological feature previously drilled by Contractors;

        "Work Programme" means a programme for Petroleum Operations to be carried out in or related to the Contract Area as set forth in Article 3.

1.2 References to the singular include, where the context so admits references to the plural and vice versa, and references to Articles and Appendices are references to Articles of and Appendices to this Contract.

1.3 Reference to any statute, statutory provision or statutory instrument includes a reference to that statute, statutory provision or statutory instrument as from time to time amended, extended or re-enacted.

1.4 The headings are used for convenience only and shall not affect the construction of this Contract.

1.5 Where this Contract requires Contractors to obtain the consent, approval or agreement of MTJA, such consent, approval or agreement shall not be unreasonably withheld by MTJA.



                                END OF ARTICLE 1

                                    ARTICLE 2
                      DURATION AND RELINQUISHMENT OF AREAS

2.1 Subject to the provisions as hereinafter provided in this Contract, this Contract shall be for a fixed term of thirty-five (35) years or the period of validity of the MTJA Agreement, whichever is the earlier, commencing from the Effective Date.

2.2 The Contract Area shall, on the Effective Date, encompass Block A-18 in the Joint Development Area under the MTJA Act 1990, an area bounded on the east by the eastern boundary of the Joint Development Area under the MTJA Act 1990, on the west by the western boundary of the Joint Development Area under the MTJA Act 1990, on the north by the 7 DEG. 18' N latitude, and on the south by the 7 DEG. 00' N latitude, and shall be divided into nine (9) Sub-blocks as shown on the map of Block A-18 as appears in Appendix A.

2.3 The exploration activities in respect of Petroleum Operations shall commence not later than one (1) month from the date of approval by MTJA of the first Work Programme and Budget referred to in Article 3.1.

        Each Sub-block shall cease to be part of the Contract Area if no Crude Oil in a Commercial Quantity is found therein within five (5) years from the Effective Date with the exception of any area defined as a Gas Field in accordance with Article 8.1.

        The Contractors may apply to MTJA for permission to retain such Sub-block for further exploration for an agreed time period, provided that additional work commitment for that Sub-block is proposed by Contractors and agreed upon by MTJA.

2.4 When Crude Oil is discovered in a Commercial Quantity in a Sub-block, that Sub-block is automatically converted into and forms part of a Development Area to which shall be added other Sub-block or Sub-blocks as and when Crude Oil is discovered in a Commercial Quantity in the Sub-block or Sub-blocks; and wherever it is established that the Crude Oil so discovered is from an Oil Field which straddles over two (2) or more Sub-blocks within the Contract Area those Sub-blocks in which the Oil Field is located are also automatically converted into and form part of the Development Area. Contractors shall submit a Development Plan for Oil Field(s) to MTJA for its consideration at least sixty (60) days prior to submission of the relevant Work Programme and Budget or any revisions thereof.

        MTJA shall consider such Development Plan without delay. MTJA shall not unreasonably require any changes to such Development Plan, and in particular will not require changes which, in Contractors' opinion, materially increase the cost of development of an Oil Field. If a Development Plan has not received MTJA's approval within ninety (90) days of submittal, the period of time from the expiration of said ninety
        (90) days until MTJA's approval is received shall be added to the five
        (5) years referred to below.

        If Contractors fail to produce Crude Oil commercially, directly or indirectly, from any Sub-block or Sub-blocks in which an Oil Field is located in the Development Area within five (5) years from the date when the Sub-block or Sub-blocks were converted into a Development Area, that Sub-block or Sub-blocks shall be deemed to be relinquished to MTJA and cease to be part of the Contract Area unless Contractors can reasonably demonstrate to MTJA that the delays are due to circumstances beyond Contractors' control or that the delay is at MTJA's request.

        Any Sub-block which is not defined as a Development Area and any area which is not a Gas Field as defined in accordance with Article 8.1 at the end of five (5) years from the Effective Date shall be deemed to be relinquished to MTJA and cease to be part of the Contract Area.

2.5 The First Commercial Production Of Crude Oil from any Oil Field in a Development Area automatically converts the Sub-block or Sub-blocks in which the Oil Field is located into a Production Area to which shall be added other Sub-block or Sub-blocks as and when the First Commercial Production of Crude Oil from new Oil Fields takes place and if such Oil Field straddles over two (2) or more Sub-blocks within the Contract Area those Sub-blocks are automatically converted into and form part of the Production Area.

2.6 Production of Crude Oil and Associated Gas may be carried out from the Production Area:

        (a) for a period of twenty-five (25) years commencing from the date of the First Commercial Production of Crude Oil from the Sub-block or Sub-blocks in which an Oil Field is located; or

        (b)     till the expiry of the term of this Contract,

        whichever is the earlier. Provided however in the event Contractors effect the First Commercial Production of Crude Oil from the Sub-block or Sub-blocks before the expiry of the relevant development period for such Sub-block or Sub-blocks the balance of that development period shall be added to the above production period. Upon the termination of the production period for any Sub-block or Sub-blocks as hereinabove described, such Sub-block or Sub-blocks shall be deemed to have been relinquished forthwith to MTJA.

        It shall be agreed between the Parties that any production of Crude Oil and Associated Gas beyond the above production period, as the case may be, shall be on terms and conditions to be agreed by MTJA.

2.7 Contractors may after consulting MTJA surrender any Sub-block of the Contract Area provided that written notice is given to MTJA six (6) months before the date of the intended surrender without stipulating any condition in relation to such surrender. Such surrender shall not in any way operate to relieve Contractors from any liabilities which arise on surrender thereof or subsisting prior to such surrender.

2.8 If Contractors fail to produce Crude Oil commercially from any Oil Field within the Production Area for a continuous period exceeding one (1) year unless such failure is excused by Article 22 or otherwise allowed to do so by MTJA in writing, then such Oil Field within the Production Area shall be deemed to be relinquished forthwith to MTJA.



                                END OF ARTICLE 2

                                    ARTICLE 3
                          WORK PROGRAMME AND BUDGET FOR
                              PETROLEUM OPERATIONS


3.1 Contractors within ten (10) weeks from the Effective Date shall submit for the approval of MTJA the first Work Programme and Budget setting forth the Petroleum Operations which Contractors propose to carry out and initiate until 31st December 1994. For the subsequent years, Contractors shall submit before 1st October of each Calendar Year, for approval of MTJA, a Work Programme and Budget setting forth the Petroleum Operations which Contractors propose to carry out and initiate during the next Calendar Year.

3.2 Each activity, namely exploration, development and production shall have its own Work Programme and Budget.

        Each Work Programme and Budget shall set out in detail by quarterly period all aspects of the proposed Petroleum Operations to be carried out including all relevant data and information and estimated costs, duration of each operation for each project and in the case of a Work Programme for a Production Area, the estimated monthly rate of production for each Oil Field or Gas Field. Such Work Programme shall also include measures to be taken by Contractors to comply with the obligations as specified in Article 3.8.

        Details of each Work Programme and Budget shall be in such form as required by MTJA. Each Work Programme and Budget shall include forecast of yearly activity and expenditure for the four (4) year period following the end of the relevant Calendar Year or the period up to termination of this Contract, whichever is shorter.

3.3 No Petroleum Operations shall be carried out unless and until the relevant Work Programme and Budget have been approved in writing by MTJA. MTJA shall notify Contractors of its approval (whether or not conditional) or otherwise, of a proposed Work Programme and Budget:

        (a) within forty-five (45) days of receipt of the first Work Programme and Budget;

        (b) by 15th December of the previous year, in respect of each subsequent Work Programme and Budget.

        MTJA may give notice to Contractors that a proposed Work Programme and Budget submitted by Contractors is approved subject to such conditions as MTJA may specify in such notice and may give Contractors notice that a proposed Work Programme is to be revised either in whole or in part. If Contractors consider that any revision required by MTJA renders the Work Programme and Budget non-commercial, or is in excess of the minimum work expenditure as set forth in Article 3.5 during the exploration period, Contractors shall within thirty (30) days notify and substantiate to MTJA its reasons for coming to such a decision. Thereupon, MTJA and Contractors shall meet and discuss the revision required by MTJA with a view to resolving any differences. If the Parties fail to resolve their differences within sixty (60) days from the date of the first of such meeting then, notwithstanding the foregoing, Contractors shall incorporate the revisions required by MTJA into the proposed Work Programme and Budget submitted by Contractors under this Article 3.3, provided, however, that such change shall not increase or decrease the Budget as proposed by Contractors of any affected expenditure item by more than ten per cent (10%) and does not substantially alter the general objectives of the Work Programme as submitted by Contractors.

        All costs relating to exploration activity, including appraisal, of Petroleum Operations shall be recoverable as Cost Oil or Cost Gas, or both, in a manner as specified in Article 5.1(b) or Article 8.5(b), provided that such costs are part of the Work Programme and Budget which have been approved by MTJA in accordance with paragraph one of Article 3.3.

        Without prejudice to the generality of the foregoing provisions, MTJA shall have the right to review the proposed level of production in respect of any proposed or approved annual Work Programme and may, upon written notification, request Contractors to increase or decrease the rate of production from any Oil Field or Fields located in a Production Area for any of the following reasons:

        (i)     to optimise oil and gas recovery;

        (ii) to minimise wastage of Associated Gas and to prevent wastage of Non-associated Gas;

        (iii)   for safety considerations;

        (iv)    for operational considerations; and

        (v)     for Malaysian and/or Thai national interest considerations.

        Upon receipt of such written notification, Contractors shall forthwith comply with such requests.

        It is hereby agreed that for any decrease in the rate of production for reasons under (v) above, arrangements will be made for Contractors to recover at a later date from the Oil Field or Fields within the Contract Area the quantity of Crude Oil equal to the decreased production.

        It is recognised by MTJA and Contractors that the details of a Work Programme may require changes in the light of changing circumstances; thus Contractors may without the prior approval of MTJA make minor changes, provided that such changes shall not increase or decrease the approved Budget for any affected expenditure items by more than ten per cent (10%) and do not substantially alter the general objectives of the Work Programme. MTJA shall be notified of such changes as soon as possible. Any other changes shall require the prior written approval of MTJA. Any decision by MTJA on such application shall be communicated to Contractors within sixty (60) days of receipt of the same.

3.4 To satisfy Malaysian and/or Thai national interest MTJA may, within a Work Programme and Budget or separately, give notice in writing to Contractors requiring them:

        (a) to develop a petroleum deposit (except during the exploration period) considered by Contractors to be non-commercial and lying outside the proven, probable and possible areal extent of any Oil Field or Gas Field reviewed and agreed to by MTJA and developed by Contractors and not otherwise subject to an on-going appraisal programme or any pending appraisal programme of Contractors which has been approved by MTJA; or

        (b)     to execute specific works or build specific facilities.

        Within sixty (60) days after receiving such notice, Contractors shall amend the Work Programme and Budget appropriately. Expenditure incurred as a result of MTJA's requirement under this Article 3.4 shall be fully borne by MTJA. MTJA shall be entitled to receive the benefits therefrom including the whole benefits of any production arising under (a). If Contractors are unwilling to undertake such specified work MTJA or any third party duly appointed by MTJA shall have the right to carry out such specified work provided that no undue interference with Petroleum Operations of Contractors shall be caused by reason thereof.

3.5 The amount to be expended by Contractors in carrying out its exploration activities in the Contract Area shall in the aggregate be not less than twenty-five million United States Dollars (US$ 25,000,000).

        If at the end of the fifth year from the Effective Date or by the date of total relinquishment or surrender of the Contract Area (whichever is earlier) the total amount expended on exploration falls short of that required, Contractors shall pay to MTJA within three (3) months from the end of such fifth year or the date of total relinquishment or surrender of the Contract Area, as appropriate a sum representing the difference between its total liability under this Article 3.5 and its actual total expenditure on exploration.

        The expenditure commitment specified in this Article 3.5 shall include a commitment to carry out by the end of the fifth year (or earlier date in case of voluntary surrender by Contractors) the following:

        (i) acquisition and processing of five thousand five hundred (5,500) line-kilometres of new high quality 2D seismic data over the Contract Area;

        (ii) drilling of not less than three (3) Wildcat Wells with an aggregate depth of not less than seven thousand (7,000) metres. However, any well drilled prior to the Effective Date of this Contract shall not be included for this purpose.

3.6 In the event that Contractors fail by end of the fifth year (or earlier date in case of voluntary surrender by Contractors) to complete the drilling to the aggregate depth of not less than seven thousand (7,000) metres as required, Contractors shall pay to MTJA a sum of one thousand United States Dollars (US$1,000) for every metre not drilled or for every metre short of the aggregate drilling depth required above.

        In the event that Contractors fail by end of the fifth year (or earlier date in case of voluntary surrender by Contractors) to complete acquisition and processing seismic lines to the aggregate line-kilometres of not less than five thousand five hundred (5,500) line-kilometres as required, Contractors shall pay to MTJA a sum of five hundred United States

        Dollars (US$500) for every line-kilometre not acquired and processed or for every line-kilometre short of the aggregate line-kilometres required above. Any appraisal work conducted by the Contractors in the Development Area shall not be considered as part of the exploration commitment specified in Article 3.5.

3.7 Contractors shall be solely responsible for the provision of all funds required directly or indirectly for the implementation of the Work Programme except as otherwise provided herein.

3.8     In implementing any approved Work Programme, Contractors shall:

        (a) be workmanlike and use proper scientific methods consistent with prudent, good oil and gas field practices;

        (b) observe sound technical and engineering practices in producing and conserving the petroleum deposits;

        (c) execute Petroleum Operations so as not to conflict with obligations of the respective Governments under international law or international conventions to which the Government of Malaysia and/or the Government of the Kingdom of Thailand may be a signatory;

        (d) take necessary precautions to control the flow and prevent the escape or waste of petroleum into the atmosphere or any water in or in the vicinity of the Contract Area in accordance with good petroleum industry practice and in accordance with the standards as may be established by the Government of Malaysia and/or the Government of the Kingdom of Thailand from time to time; and

        (e) not carry out any operations under this Contract in or about the Contract Area in such manner as to interfere unjustifiably with navigation or fishing in the waters of the Contract Area or with the conservation of the living resources of the sea.

        Contractors shall comply with all the procedures as may be established by MTJA from time to time in relation to the above matters and in relation to the conduct of Petroleum Operations.

        Contractors shall consult MTJA in relation to the measures to be undertaken by Contractors in compliance with the provisions of this
        Article 3.8 including, without limitation, the installation of appropriate measuring systems and the adoption of measures for safety and environmental protection which are consistent with good petroleum industry practice.

3.9 Contractors shall conduct Petroleum Operations in accordance with an approved Work Programme and shall not wilfully and without just cause suspend any material aspect of Petroleum Operations covered by an approved Work Programme without the consent of MTJA. In the event of any emergency or extraordinary circumstances requiring immediate action, Contractors shall take all actions they deem proper or advisable to protect life, assets, equipment and interest of MTJA and Contractors, provided that any costs so incurred shall be recoverable only if Contractors can prove to the satisfaction of MTJA that such actions were reasonably warranted by the circumstances.

3.10 No borehole or well shall be abandoned and no cemented string or other permanent form of casing shall be withdrawn from any borehole or well which is proposed to be abandoned without the prior written consent of MTJA. Consent shall not be unreasonably withheld in respect of boreholes or wells which have become or are unproductive and in such cases shall be given promptly with due regard to the cost of any delay. MTJA may in any case require that no borehole or well shall be plugged or any works be executed for that purpose save in the presence of its officials, provided such requirement does not unduly delay the agreed operations.

3.11 Any salvage operation from any abandoned borehole or well shall be accounted for and reported to MTJA.

3.12 During the term of this Contract, Contractors in accordance with good petroleum industry practice shall be responsible for carrying out all the necessary work in connection with the removal, proper disposal or salvage of any Petroleum facilities, including but not limited to platforms, artificial structures and wellhead equipments, which are deemed by MTJA to be unusable or no longer required for future operations. Contractors shall submit for MTJA's approval detailed work plans for such removal, disposal or salvage.

        All costs incurred by Contractors to remove, dispose or salvage such facilities shall be recoverable from Cost Oil or Cost Gas. For the purpose of setting up a financial mechanism to recover such costs earlier in the life of an Oil Field or Gas Field, Contractors and MTJA shall agree on a mechanism and modality for setting aside a fund from Cost Oil or Cost Gas, as the case may be, to be used for such removal, disposal or salvage operations, no later than two years after commencement of First Commercial Production.



                                END OF ARTICLE 3

                                    ARTICLE 4
                            MANAGEMENT OF OPERATIONS


4.1 MTJA shall during the term of this Contract be responsible for the management of Petroleum Operations contemplated in this Contract. Contractors as independent contractors are responsible to MTJA for Petroleum Operations and, except as elsewhere provided in this Contract, shall be the exclusive contractors to MTJA in the areas which from time to time comprise the Contract Area. Contractors shall have the right to employ and use Sub-contractors provided the Sub-contractors and the terms of the sub-contracts are approved in writing by MTJA in accordance with the terms of Article 12.

4.2 For the purpose of this Contract there shall be a committee consisting of four (4) representatives from MTJA one of whom shall be the chairman and four (4) representatives from Contractors formally nominated by MTJA and Contractors respectively. For each of its representatives MTJA or Contractors may nominate formally a first and a second alternate who shall act in the absence of the representative or the first alternate as the case may be.

        The committee shall meet at least twice in each year on fourteen (14) days written notice given by the chairman to Contractors. At least one
        (1) such meeting shall be for the purpose of examining the Work Programme and Budget for the following year which Contractors are required to submit pursuant to Article 3.1; whenever practicable, each such meeting shall be held before 1st November each year. At least one
        (1) such meeting shall be for the purpose of reviewing proposed or agreed revisions to an approved Work Programme and Budget or to review the progress of Petroleum Operations under the current Work Programme and Budget or for discussion on any matters related to Petroleum Operations. Contractors may request a meeting of the committee at any time by written notice to the chairman. Such notice shall include a full description of the purpose of the meeting. The chairman shall thereupon call such meeting.

4.3 Contractors shall coordinate closely with MTJA all shipments of Crude Oil and together they shall agree on nominating and lifting procedures appropriate for each Point of Export or Point of Sale. Contractors shall provide MTJA formally with a schedule containing up-to-date information regarding all monthly shipments of Crude Oil relating to each Production Area so as to reach MTJA not less than fourteen (14) days before the beginning of the month in which the shipments will take place and MTJA shall be informed immediately of intended changes to the latest submitted schedule of monthly shipments.

4.4     Contractors shall:

        (a) maintain full and accurate records of all technical operations, maintenance work and performance under this Contract;

        (b) provide MTJA with monthly progress reports covering specific details of the activities relating to Petroleum Operations and shall ensure that such monthly progress reports shall reach MTJA by the end of the month following the month to which such report relates;

        (c) submit promptly to MTJA all original data on the Contract Area which are acquired, processed and interpreted. Such data shall include all geological, geophysical, drilling, well, production, engineering and other data as Contractors or their Sub-contractors have compiled. Notwithstanding the foregoing, Contractors may retain such original data that are required for operational purposes and in such case MTJA shall at all times have access to such original data retained by Contractors and Contractors shall promptly submit such data to MTJA once they are no longer required for operational purposes;

        (d) submit to MTJA data, information, studies, and reports, particulars of which are specified in Appendix C and any and all such data, information, studies and reports relating to Petroleum Operations as Contractors have compiled.

                For the purpose of this paragraph (d), MTJA reserves the right to specify, after consultation with Contractors, the manner and method by which original data, information, studies and reports are to be stored, prepared and submitted to MTJA; and

        (e) submit to MTJA as and when required mad within a reasonable period of time any and all information in the form of accurate copies of maps, sections, reports, studies including economic and technical evaluations and other documents relating to Petroleum Operations.

4.5 Contractors shall provide MTJA with all details relating to field production facilities, pipeline transportation systems and terminal storage and export facilities used in connection with Petroleum Operations. MTJA may at any time require Contractors to report the quantities of Petroleum stored in any such facilities.

4.6 MTJA shall at all times have title to all original data acquired (either raw, processed or interpreted) in relation to the Contract Area as a result of Petroleum Operations including but not limited to geological, geophysical, production, engineering data and reports and samples as Contractors may collect and compile and MTJA shall be entitled to a copy or duplicate of all such data, in whatever form contained, as MTJA may require from time to time, provided that all reasonable additional direct costs caused by any necessary copying or duplicating of such data shall be regarded as allowable costs for the purposes of calculating Cost Oil pursuant to Article 5.1(b) or Cost Gas pursuant to Article 8.5(b).

        Contractors shall keep the aforesaid original data in Malaysia and/or the Kingdom of Thailand and shall not sell or otherwise dispose of or disclose any data to any person (including, without limitation, any Affiliate) unless such disclosure is unavoidable or necessary for carrying out Petroleum Operations or to meet any regulatory or statutory requirements applicable to any Party or MTJA has given prior written approval thereto and in either case the person to whom such disclosure is made has given an undertaking in form and substance satisfactory to MTJA to keep such data and all information relating thereto confidential.

4.7 No original records may be taken out of, or transmitted from, Malaysia and/or the Kingdom of Thailand without the written permission of MTJA. Magnetic tapes and discs containing data and any other data which cannot be processed, analysed or interpreted in Malaysia or the Kingdom of Thailand may be taken out with MTJA's prior written permission for such purposes. MTJA may, however, require a monitor or a comparable record to be maintained in Malaysia or the Kingdom of Thailand before such magnetic tapes, discs and other data are taken out. All such tapes, discs and other data shall be brought back to Malaysia or the Kingdom of Thailand and delivered to or stored for MTJA as soon as possible. If required by MTJA, Contractors shall arrange for MTJA's officials to attend and witness processing of the magnetic tapes, discs or other data in processing centres overseas.

4.8 All samples acquired by Contractors for their own use shall be made available for inspection by MTJA or its authorised representative at any reasonable time.

4.9 No samples shall be exported without the prior written approval of MTJA; and when export is approved, a representative sample shall, before actual export thereof, be delivered to MTJA.

4.10 Subject to any requirement of the laws of Malaysia and/or the Kingdom of Thailand, Contractors shall have the right of ingress to and egress from the Contract Area and all adjacent areas and to and from Contractors' facilities wherever located at all times.

        Nothing herein shall limit the right of MTJA, its servants, employees and agents and other contractors of MTJA to move freely and lay pipelines and construct other facilities within the Contract Area provided that no undue interference with Petroleum Operations shall be caused by reason thereof.

4.11 During the term of this Contract, Contractors shall permit a reasonable number of officials of the respective Governments and MTJA or their representatives or any other persons duly permitted by MTJA:

        (a) to examine the boreholes, wells, plant, equipment, buildings and other things made, done or carried out by or on behalf of Contractors;

        (b) to inspect, check and certify the accuracy of any measurement systems, equipment or instrument, weights, data, information and records;

        (c) to have full and complete access to the Contract Area at all reasonable times with the right to observe Petroleum Operations and to inspect all assets in the custody of or leased by Contractors.

        Any cost incurred by Contractors for the above-mentioned activities shall be recoverable as Cost Oil or Cost Gas as the case may be.

4.12 Contractors shall keep MTJA informed of all investigations, interpretations, designs, fabrications, installations, hook-ups and commissioning, maintenance and other related work they are undertaking for the purpose of Petroleum Operations. MTJA may for the purpose of work progress update, observation and training arrange with Contractors for a reasonable number of MTJA's personnel to witness or, if appropriate, participate in such activities. MTJA shall ensure that the exercise of this right shall not hamper Contractors' operations. Any cost incurred by Contractors for the above-mentioned activities shall be included in Cost Oil or Cost Gas as the case may be.

4.13 Contractors shall, at the request of MTJA, cooperate with MTJA and other contractors of MTJA, and/or other companies working in Malaysia or the Kingdom of Thailand in connection with any facilities or other works which may conveniently be undertaken for the benefit of Petroleum Operations in respect of this Contract Area and/or petroleum operations in any other area in which exploration, development or production for or of petroleum resources is being undertaken, where such cooperation is in the opinion of MTJA and Contractors economically and technically desirable. Any operations carried out as envisaged in this Article 4.13 shall be included in Work Programme and Budget or as the case may be shall be the subject of revisions to be agreed in respect of the then current Work Programme and Budget.

4.14 If requested by Contractors MTJA shall render, whenever possible, reasonable assistance to Contractors in obtaining any consents or approvals of third parties required in the conduct of Petroleum Operations.



                        END OF ARTICLE 4

                                    ARTICLE 5
                              RECOVERY OF COST OIL,
                      DIVISION OF PROFIT OIL AND MARKETING

5.1 The Gross Production of Crude Oil in each Quarter in the Contract Area shall be divided as follows:

        (a) ten per cent (10%) shall be taken by MTJA in kind to be disposed in any manner it deems fit to settle royalty payments for that Quarter to the respective Governments pursuant to the MTJA Act 1990;

        (b) up to a maximum of fifty per cent (50%) shall be applied in the manner hereinafter provided for the purpose of recovery by Contractors of allowable costs expended in the Quarter for the Contract Area in relation to Petroleum Operations in respect of Crude Oil.

                Subject to paragraph (c) below, Contractors, in or towards recovery of such costs, shall take Crude Oil in kind in such quantity as when valued in accordance with Article 7 is equal to either the amount of such allowable costs expended in relation to Petroleum Operations in respect of Crude Oil in the Contract Area for that Quarter or the said maximum of fifty per cent (50%) of Gross Production of Crude Oil for that Quarter whichever is the lesser.

                If, in any Quarter, all allowable costs expended relating to Petroleum Operations in respect of Crude Oil including amounts accumulated or carried forward from a previous Quarter or Quarters exceed the value of fifty per cent (50%) of the Gross Production of Crude Oil from the Production Area, then the unrecovered excess may be carried forward to the next succeeding Quarter and added to all allowable costs expended relating to Petroleum Operations in respect of Crude Oil for that Quarter provided that such costs can only be recovered for any Quarter up to a maximum of fifty per cent (50%) of the Gross Production of Crude Oil for that Quarter;

        (c) MTJA upon giving forty-five (45) days prior notice in writing, shall have the right to purchase front Contractors up to a maximum of fifty per cent (50%) of the Cost Oil to which Contractors are entitled in any Quarter pursuant to Article 5.1
                (b), at the price determined for that Quarter in accordance with
                Article 7 for the grade of Crude Oil concerned, if in MTJA's opinion there is a shortage of Crude Oil to supply refineries to meet domestic requirements for Petroleum products in Malaysia and/or the Kingdom of Thailand;

        (d) all costs relating to the use of Associated Gas in Petroleum Operations including re-injection and re-cycling operation shall be recoverable from Cost Oil in accordance with Article 5.1(b);

        (e) all specific and direct costs relating to the production of Natural Gas liquids and condensates from Natural Gas shall be recoverable from Cost Oil which is to be derived exclusively from

                Gross Production of Natural Gas liquids and condensates in accordance with method specified in Article 5.1(b); and

        (f) the remaining portion of the Gross Production of Crude Oil (hereinafter referred to as "Profit Oil") shall be divided in a manner provided in Article 5.2.

5.2 The total Profit Oil in a Quarter shall be divided between MTJA and Contractors in accordance with the ratio of fifty to fifty (50:50).

5.3 Where in a Quarter the value of Crude Oil as determined in accordance with Article 7 exceeds the base price, Contractors shall make a cash payment to MTJA for every Kilolitre of Contractors' Portion of Profit Oil for that Quarter of an amount equivalent to fifty per cent (50%) of the amount by which such value exceeds the base price less any amount equal in value to any export duty Contractors are required to pay on such fifty per cent (50%).

        For the purpose of this Article the base price shall be United States Dollars twenty-five (US$25.00) per barrel. On the first day of the Quarter next following the first anniversary of the Effective Date and on each anniversary of such date, the base price shall be increased by five per cent (5%) over the last prevailing base price.

5.4     (a)     Subject to Article 5.1(c), Article 5.10 and Article 15,
                Contractors are authorised to market, lift and export
                Contractors' portion of Cost Oil under Article 5.1(b) and
                Contractors' Portion of Profit Oil under Article 5.2 and title thereto shall pass to Contractors upon delivery at the Point of Export or Point of Sale;

        (b) MTJA shall be entitled to take the entire portion of the Crude Oil to which it is entitled hereunder in kind and may dispose of it in any manner it deems fit.


5.5 Contractors shall be responsible for any loss up to the Point of Sale of Crude Oil won and saved caused by reason of Contractors' proven negligence or wilful misconduct, and without prejudice to MTJA's other rights and remedies MTJA may give notice to Contractors that any such loss shall be applied first in reducing Contractors' Portion of Profit Oil. Any loss occasioned by any cause other than Contractors' proven negligence or wilful misconduct during transfer of the Gross Production of Crude Oil to the Point of Export or Point of Sale shall be shared by MTJA and Contractors in proportion to their respective aggregate entitlements to Cost Oil and Profit Oil from time to time (and such deemed entitlements shall not be affected by the purchase (if any) by MTJA of such Cost Oil pursuant to Article 5.1(c)).

5.6 Pending completion of the necessary calculations and determinations MTJA shall:

        (a)     fix the quantity of Crude Oil referred to in Article 5.1(a);
        (b) fix the quantity of Crude Oil referred to in Article 5.1(b) as being Contractors' portion of Cost Oil; and
        (c) fix the respective shares of Profit Oil for MTJA and Contractors referred to in Article 5.2.

        MTJA may claim the Crude Oil to which it is entitled pursuant to Articles 5.1(a) and 5.2 and may take such quantity of Crude Oil as it may from time to time purchase in accordance with Article 5.1(c) and Contractors may claim their entitlement under Articles 5.1(b) and 5.2 on the basis of the planned production and expenditure specified in the current Work Programme and Budget approved under Article 3 but subject to Articles 5.1(c) and 5.7.

5.7 MTJA in the event it exercises its rights under Articles 5.1(a), 5.1(c) and 5.4(b), and Contractors shall take their respective shares of Crude Oil in separate, full or part cargo lots as Crude Oil is produced and delivered to the Point of Export or Point of Sale as evenly as may be reasonably practicable so as to avoid the shut-in of production and in accordance with the lifting and nomination procedures to be agreed in accordance with Article 4.3.

        Within thirty (30) days from the end of each Quarter MTJA and Contractors shall determine their respective entitlements on the basis of actual production for that Quarter and if necessary, shall make appropriate adjustments to their respective entitlements in the next succeeding Quarter.

5.8 Payments under Article 5.3 shall be made by Contractors on the basis of Contractors' entitlement pursuant to Article 5.6 for that Quarter; any payment required by Article 5.3 shall be payable quarterly and shall be made within thirty (30) days from the end of the Quarter in respect of which it is payable.

        Within sixty (60) days from the end of each Quarter MTJA and Contractors shall determine the final amounts payable under Article 5.3 by Contractors based upon the entitlements determined in accordance with Article 5.7 and appropriate payments shall be made to effect adjustments where necessary to the amounts already paid in respect of that Quarter.

5.9 When employing tankers for the carriage of Crude Oil or Natural Gas, Contractors shall give first preference to chartering tankers owned by MTJA or national shipping line of Malaysia or the Kingdom of Thailand provided that such tankers are suitable for the employment required and that the rates and terms of employment are competitive with terms offered by other tanker operators.

5.10    Contractors shall:

        (a) be subject to any prohibition imposed by the Government of Malaysia and/or the Government of the Kingdom of Thailand authorities on the export of Petroleum produced from the Contract Area to any country;

        (b) keep full and correct records in approved form of the name and address of any person to whom Petroleum has been supplied, the price or other consideration thereof and the place to which the Petroleum was conveyed and shall give MTJA and its authorised representatives access to all such records as and when required by MTJA;

        (c) in times of general shortage of supplies of Petroleum in countries which are from time to time members of ASEAN Council on Petroleum (ASCOPE) or its successor, or to Malaysian or Thai refineries, whether a supply emergency has been declared under

                Article 15 or not, give preference to prospective buyers (whether Affiliate or third parties) in such countries and to Malaysian or Thai refineries provided that the prices and other terms of purchase offered are competitive.

5.11 MTJA reserves the right to restrict Contractors from holding Crude Oil produced from the Contract Area in any form of buffer stock which is contrary to Contractors' normal market operations.



                                END OF ARTICLE 5

                                    ARTICLE 6
                            SEGREGATION OF CRUDE OIL

6.1 In the event Petroleum Operations involve the segregation of Crude Oil of different qualities or grades:

        (a) any or all provisions of this Contract referring to the value of Crude Oil and to the respective entitlements of MTJA and Contractors to Crude Oil shall separately apply to each segregated Crude Oil;

        (b) each type of Crude Oil produced, saved and segregated in a given Quarter shall contribute to:

                (i) the total quantity of Crude Oil destined in such Quarter to be applied as royalty pursuant to Article 5.1(a) of this Contract;

                (ii) the total quantity of Crude Oil destined in such Quarter to be applied to the recovery of costs pursuant to Article 5.1(b) of this Contract (whether or not the subject of a purchase under Article 5.1(c));

                (iii) the total quantity of Crude Oil destined in such Quarter to be purchased by MTJA under Article 5.1(c) of this Contract;

                (iv) the total quantity of Crude Oil to which MTJA and Contractors are respectively entitled in such Quarter pursuant to Article 5.2 of this Contract; and

                (v) the total quantity of Crude Oil which Contractors are required to sell and deliver in such Quarter for domestic consumption in Malaysia and/or the Kingdom of Thailand pursuant to Article 15 of this Contract;

        in each case in the same proportion as the quantity of such type of Crude Oil produced and segregated in such Quarter bears to the Gross Production of Crude Oil in such Quarter.

6.2 Notwithstanding the provisions of Article 6.1 MTJA and Contractors may agree to exchange entitlements to any particular stream of Crude Oil on any fair basis so as to overcome any practical difficulties which may arise from the implementation of Article 6.1(b).



                                END OF ARTICLE 6

                                    ARTICLE 7
                             VALUATION OF CRUDE OIL

7.1 For the purpose of this Contract the value of Crude Oil shall be determined in accordance with the following provisions:

        (a) there shall first be ascertained the free-on-board (f.o.b.) price actually realised in the case of that portion of Crude Oil produced from the Contract Area and sold in the relevant Quarter (if any) on arm's length terms (whether term or spot sales) otherwise than as referred to in paragraph (b) below;

        (b) there shall next be ascertained the price actually realised or the equivalent monetary value of other consideration actually received in the case of the portion of Crude Oil produced from the Contract Area in the relevant Quarter which is:

                (i)      sold otherwise than on and's length terms;

                (ii) transferred to a refinery, processed or otherwise disposed of other than by way of sale;

                (iii) sold or otherwise transferred by MTJA or Contractors to any of their respective Affiliates; and

                (iv) sold or otherwise transferred to the Governments, government agencies or national oil companies or sold at government controlled prices;

        (c) where the price or value of consideration received pursuant to any transaction as described in paragraph (b) above is less than the quarterly weighted average price of transactions falling within paragraph (a) above, then in respect of any such transaction, such quarterly weighted average price shall substitute for the price actually realised or value of other consideration received, for the purpose of this Article;

        (d)     where in any Quarter there are no transactions within paragraph
                (a) above, for the purpose of applying paragraph (c) above, references to the quarterly weighted price of transactions falling within paragraph (a) shall be substituted by references to the average f.o.b. price at which other Malaysian and/or Thai Crude Oil has been sold on arm's length terms to buyers in the export markets to which Malaysian and/or Thai Crude Oil is commonly sold in the relevant Quarter, taking due account of any differences in quality and cost of transport;

        (c) the value of Crude Oil for each Quarter shall be the weighted average of the prices realised (or value received) in respect of all transactions referred to in paragraphs (a) and (b) of
                Article 7.1 for that Quarter (or, as the case may be, deemed to have been paid or received in accordance with paragraphs (c) and
                (d) of Article 7.1).

7.2 In the event that it becomes necessary to calculate a price for Crude Oil in accordance with Article 7.1(d), MTJA shall notify Contractors the price which is, in its opinion, the price for the relevant Quarter in accordance with the provisions thereof. Unless Contractors give notice to MTJA within fourteen (14) days of such notification that they do not agree to such price, such price shall be deemed to be the price calculated in accordance with Article 7.1(d). If Contractors notify MTJA that they do not accept the price notified by MTJA, Contractors and MTJA shall reach agreement between them on the proper price in accordance with Article 7.1(d) and until such agreement is reached, the price used shall be the average of the price proposed by MTJA and the price proposed by Contractors.

7.3 In the application of Article 7.1, the price of Crude Oil shall be calculated before deduction of any export duty and other taxes, commissions, brokerage, or discounts and with due allowances for any differences in credit terms.



                                END OF ARTICLE 7

                                    ARTICLE 8
                                   NATURAL GAS

8.1 Where Non-associated Gas is discovered and such discovery is, in the reasonable opinion of Contractors, substantial, Contractors and MTJA shall, by agreement between them, define the extent of the Gas Field from which such discovery was made plus a reserve area sufficient to cover the probable and possible areal extent of the Gas Field (as defined by the extent of structural closure based upon existing engineering, geophysical, and geological data); and Contractors, upon making written application within forty-five (45) days of such discovery, shall, subject to agreement on the extent of such Gas Field and its reserve area, be allowed to hold the Gas Field plus such reserve area for a period not exceeding five (5) years commencing on the fifth anniversary of the Effective Date. The purpose of this holding period is for Contractors to submit for the approval of MTJA a comprehensive Development Plan for the implementation of a viable gas supply project based on normally acceptable commercial considerations. The Development Plan for the Gas Field or Fields, notwithstanding the provisions of
        Article 1, shall also include a realistic gas demand forecast corresponding to specific outlets, sequence and timing of field development, the proposed project structure, gas pricing mechanism and other fiscal terms for the project.

        Contractors shall before the expiry of the 5-year holding period submit a Development Plan for the Gas Field or Fields for the approval of MTJA. Failure to submit a Development Plan within the 5-year holding period shall render the Gas Field or Fields relinquished to MTJA.

        Contractors shall develop the Gas Field or Fields within five (5) years from the date of MTJA's approval of the Development Plan or within any longer period as MTJA may approve.

        Failure to develop the Gas Field or Fields within the approved period shall render the Gas Field or Fields relinquished to MTJA unless Contractors can reasonably demonstrate that such failure is due to force majeure circumstances pursuant to Article 22.

        In the event that Contractors, after full investigation during a holding period of a Gas Field or Fields, consider that the development, production and delivery of Natural Gas to any outlet cannot be justified commercially, the relevant Gas Field or Fields shall be relinquished and no longer form part of the Contract Area and MTJA may thereafter undertake at its own expense the development of the Gas Field or Fields and the production arising therefrom shall, notwithstanding any other provisions of this Contract, accrue wholly to MTJA.

        Upon relinquishment of any Gas Field under any provision of this Contract, MTJA and its authorised representatives shall have the absolute right to move freely within the Contract Area for doing all that are necessary for the purpose of evaluation, developing and producing Natural Gas from any Gas Field so relinquished to MTJA provided that no undue interference with Petroleum Operations of Contractors shall be caused by reason thereof.

        Notwithstanding the above, any Gas Field not developed within the period of this contract shall be considered relinquished to MTJA.

8.2 Notwithstanding any of the provisions of this Article, Contractors shall obtain MTJA's approval for using Non- associated Gas produced in the Contract Area for all Petroleum Operations in Crude Oil production including re-injection for pressure maintenance or re-cycling operations to effect maximum economic recovery of Crude Oil.

8.3 The production of Non-associated Gas under this Contract may be carried out:

        (a) for a period of twenty (20) years from the date of the First Commercial Production; or

        (b)     until the expiry of the term of this Contract,

        whichever is the earlier. Provided however in the event Contractors effect the First Commercial Production before the expiry of the holding period (for the identification and nomination of the gas market) or the development period, the balance of either or both of those periods shall be added to the above production period.

8.4 Contractors' entitlement to Associated Gas from any Oil Field shall be governed by the duration as allowed for the production of Crude Oil under Article 2.6 from the relevant Oil Field.

        Subject to MTJA's approval, Contractors shall be given priority to use Associated Gas produced in the Contract Area for Petroleum Operations including re-injection for pressure maintenance or re-cycling operations to effect maximum economic recovery of Crude Oil and the cost of such operations shall be regarded as an allowable cost for the calculation of

        Cost Oil in accordance with Article 5.1(b). Subject to the preceding sentence, Contractors shall collect all Associated Gas that is produced in association with Crude Oil and which is agreed with MTJA to be capable of being exploited commercially by Contractors.

        It is hereby recognised by the Parties that Contractors shall minimise flaring of Associated Gas by re-injecting Associated Gas not needed in the conduct of Petroleum Operations and Associated Gas not capable of being exploited commercially into suitable strata or underground storage in accordance with good oilfield practice. Contractors shall seek MTJA's permission to flare Associated Gas which cannot be re-injected due to specific reservoir considerations or for other reasons that are accepted internationally and in line with good oilfield practice.
        Before flaring, Contractors shall take all reasonable measures to ensure the extraction of natural gasoline and other liquids contained in Associated Gas if economically justifiable in the opinion of MTJA and Contractors.

8.5 For the purpose of division of Natural Gas under this Contract, there shall first be deducted from Natural Gas, be it Associated Gas or Non-associated Gas or both produced and saved and not used in Petroleum Operations but available for commercial sale in the Contract Area in a
        Quarter:

        (a) ten per cent (10%) shall be taken by MTJA in kind to be disposed in any manner it deems fit to settle royalty payments for that Quarter to the respective Governments pursuant to the MTJA Act 1990;

        (b) up to a maximum of fifty per cent (50%) shall be applied in the manner hereinafter provided for the purpose of recovery by Contractors of allowable costs expended in that Quarter for the Contract Area in relation to Petroleum Operations in respect of Natural Gas.

                Contractors are entitled to recover all such allowable costs from the proceeds of Natural Gas sold equal to the amount of all such allowable costs in the Contract Area (but subject to Article 8.7).

                If in any Quarter all such costs expended relating to Petroleum Operations in respect of Natural Gas (including amounts accumulated or carried forward from previous Quarters) exceed the value of fifty per cent (50%) of such Natural Gas sold from the Contract Area, the unrecovered excess may be carried forward to the next succeeding Quarter and added to all such allowable costs expended relating to Petroleum Operations in respect of Natural Gas for that Quarter, but provided that such costs can only be recovered for any Quarter up to a maximum of fifty per cent (50%) of such Natural Gas sold.

        The remaining proceeds from the Natural Gas sold shall be divided in the manner provided in Article 8.6.

        Notwithstanding the definition of Crude Oil in Article 1.1, costs associated with the production of condensates and Natural Gas liquids shall be considered as part of all such costs expended relating to Petroleum Operations in respect of Natural Gas, and shall be recoverable as provided above in this Article and/or Article 5.1(e).

8.6 The total Profit Gas proceeds in a Quarter shall be divided between MTJA and Contractors such that MTJA and Contractors shall take and receive their respective entitlements in the ratio of fifty to fifty (50:50).

8.7 Contractors and MTJA shall negotiate for the sale of Natural Gas on a joint-dedicated basis to an outlet or outlets for Natural Gas at prices and upon terms common to both Parties which in the opinion of MTJA and Contractors justify the development, production and delivery of Natural Gas to such outlet having regard to Article 3.7 and a competitive price. Contractors are not authorised to sell their share of Natural Gas pursuant to Articles 8.5(b) and 8.6 on any other basis save on a joint-dedicated basis. However, Contractors and MTJA may each take necessary steps to identify a Natural Gas outlet or outlets at the earliest opportunities.

8.8 Subject to Contractors agreeing to develop, produce and deliver Natural Gas to an outlet or outlets referred to in Article 8.7 and subject further to MTJA participating in the development of the said outlet or outlets, MTJA may, by notice to Contractors and subject to such terms as it may determine, invite Contractors to participate in the development of the said outlet or outlets. Within three (3) months of receipt of such notice Contractors shall notify MTJA in writing whether or not they agree to participate in the development of the said outlet or outlets.

8.9 Contractors shall be responsible for all losses of Natural Gas produced up to the relevant outlet as determined pursuant to this Article 8, by reason of Contractors' proven negligence or wilful misconduct, and without prejudice to MTJA's other rights and remedies MTJA may give notice to Contractors that such loss shall be applied first in reducing Contractors' Portion of Profit Gas. Any loss occasioned by any cause other than Contractors' proven negligence or wilful misconduct during transfer of such Natural Gas to such outlet shall be shared between MTJA and Contractors in proportion to their respective aggregate entitlements to Cost Gas and Profit Gas pursuant to Articles 8.5 (b) and 8.6.



                                END OF ARTICLE 8

                                    ARTICLE 9
                        RESEARCH CESS AND OTHER PAYMENTS

9.1 Contractors shall pay to MTJA a research cess amounting to one half of one per cent (0.5%) of the value based upon the price as determined in accordance with Article 7 for every Kilolitre taken and received by Contractors in the form of Cost Oil and Contractors' Portion of Profit Oil. The amount shall be paid within thirty (30) days from the end of each month in which Contractors received its aforesaid share.

9.2 Contractors shall, in relation to Natural Gas, pay to MTJA a research cess amounting to one half of one per cent (0.5%) of the value of Cost Gas and Profit Gas sold by Contractors. Such amount shall be paid within thirty (30) days from the end of each month in which Contractors sell its aforesaid share.

9.3 Set forth in Appendix D are separate letters of guarantee duly executed by each of the Contractor parties' parent company. Each such letter of guarantee shall serve to guarantee the performance of the minimum expenditure obligations specified in Article 3.5 by each of the Contractor parties. In the event of an assignment of interest in this Contract to a third party, the parent company of the assignee shall provide a letter of guarantee, as being one of the conditions for MTJA to approve such assignment, in the same form as that set forth in Appendix D, for the performance of the minimum expenditure obligations specified in Article 3.5.

9.4     For the purpose of reconciling accounts payments pursuant to Articles
        9.1 and 9.2 shall be adjusted on a quarterly basis.

9.5     Contractors shall pay to MTJA by way of bonuses the following amounts:

        (a) within thirty (30) days following the commencement of First Commercial Production from the first Oil Field or first Gas Field, whichever first occurs, a one-time only discovery bonus of one million United States Dollars (US$1,000,000).

        (b) when the production of Crude Oil and Natural Gas from the Contract Area has respectively first reached or exceeded three hundred and sixty-five thousand (365,000) Kilolitres in a given Quarter ("first tier"), Contractors shall pay to MTJA a one-time production bonus for Crude Oil and Natural Gas of three hundred and fifty thousand United States Dollars (US$350,000). Thereafter, when the production of Crude Oil and Natural Gas from the Contract Area has respectively first reached or exceeded in a given Quarter seven hundred and thirty thousand (730,000) Kilolitres ("second tier"), one million and ninety-five thousand Kilolitres (1,095,000) ("third tier"), one million four hundred and sixty thousand Kilolitres (1,460,000) ("fourth tier"), or one million eight hundred twenty five thousand Kilolitres (1,825,000) ("fifth tier"), Contractors shall pay an additional one-time production bonus of three hundred and fifty thousand United States Dollars (US$350,000) in respect of each such tier of production so reached or exceeded. Each such production bonus shall be a one-time only payment for each such tier of production so reached or exceeded, and fluctuating production rates shall not effect a tier of production once so reached or exceeded.
                The amount shall be paid within thirty (30) days of the calendar month following the end of the relevant Quarter when the relevant tier of production of Crude Oil and Natural Gas is first reached or exceeded. Reference to one (1) Kilolitre in relation to Natural Gas shall be construed as reference to measurement in one (1) Cubic Meter multiplied by a factor based on the gross heat value of each unit of measurement. For this purpose, the gross heat value of Crude Oil shall be taken as a constant of nine million (9,000,000) Kilocalories per Kilolitre and that of Natural Gas as a constant of nine thousand (9,000) Kilocalories per Cubic Meter. For purpose of determining production bonus under this Article 9.5(b) only, the Natural Gas volume to be considered for calculation of a tier of production shall exclude any volume of carbon-dioxide gas (CO(2)).

        (c) upon the signing of this Contract an information bonus of one million five hundred thousand United States Dollars (US$1,500,000). The amount shall be shared equally between TRITON and CARIGALI and shall be paid within thirty (30) days from the Effective Date.

9.6 Any payment under this Article shall not be included in Cost Oil or Cost Gas as the case may be.



                                END OF ARTICLE 9

                                   ARTICLE 10
                             PAYMENTS AND CURRENCIES

10.1 All payments to be made under any of the provisions of this Contract shall be made in United States Dollars, or any other currency agreed by the Parties, at the bank or banks to be designated by the Party to whom payment is to be made.

        The Party shall designate such bank at least three (3) days prior to payment.

        Where there is agreement between MTJA and Contractors that payment is to be made in a currency other than United States Dollars that payment shall be calculated at the exchange rate prevailing on the day of the payment at the bank or banks designated to receive payment.

10.2 Contractors shall, in the exercise and performance of its obligations under this Contract:

        (a) comply with the laws, regulations and policies of Malaysia and the Kingdom of Thailand generally relating to payments;

        (b) conduct any banking transaction in Malaysia or the Kingdom of Thailand through a bank or banks incorporated or licensed in Malaysia or the Kingdom of Thailand.

10.3 Notwithstanding the foregoing provisions but subject to the policies of the respective Governments, MTJA may require payments to be made in Ringgit Malaysia or Thai Baht or United States Dollars converted on the basis of the parity values of currencies established from time to time for the International Monetary Fund's Special Drawing Rights or any other unit of account adopted generally by major oil producing countries for the purpose of fixing the price of Petroleum.



                                END OF ARTICLE 10

                                   ARTICLE 11
                   ACCOUNTS AND AUDIT FOR PETROLEUM OPERATIONS


11.1 MTJA and Contractors shall each be responsible for keeping and maintaining records and accounts in order to reflect all costs expended and income received arising from Petroleum Operations. MTJA and Contractors shall each be responsible for providing within thirty (30) days from the end of each month details of costs expended and income received arising from Contractors' activities related to Petroleum Operations in such detail and subject to the procedures to be agreed between the Parties from time to time as will enable MTJA and Contractors separately to keep and maintain records and accounts in respect of Petroleum Operations discharged. For this purpose MTJA and Contractors shall be responsible for providing to the other Party copies of the relevant source documents within sixty (60) days from the end of each month and in a manner as determined by MTJA.

        Within sixty (60) days from the end of each six (6) month period commencing January 1st and July 1st (hereinafter defined as the "Semi-Annual Period") prior to the commencement of First Commercial Production, and within sixty (60) days from the end of each Quarter after the commencement of First Commercial Production, MTJA shall submit to Contractors and Contractors shall submit to MTJA detailed accounts audited by auditors acceptable to MTJA and showing the actual sums expended and actual sums received by MTJA and by Contractors in carrying out Petroleum Operations in the Contract Area for the Semi-Annual Period or Quarter, as the case may be together with disclosure of all items affecting such accounts. The accounts shall be reviewed by the

        Parties and any objections shall be made in writing within forty-five
        (45) days of receipt. Where no objection has been made in writing within forty-five (45) days of submission of the detailed audited accounts by one Party to the other, or any objection made has been resolved, the accounts shall be considered final and binding on the Parties. Where no objection has been made, or any objections made have been resolved, MTJA's copy of the accounts (amended as the circumstances may require) shall be signed by the Parties and retained by MTJA as the official record between the Parties of the agreed accounts.

11.2 Notwithstanding Article 11.1, MTJA, upon giving reasonable notice may delegate all or any of such record-keeping and accounting functions to Contractors subject to mutually agreed procedures. In the event of such delegation being made, MTJA shall have the right of access to examine at all reasonable times the records and accounts kept by Contractors. Contractors shall furnish such explanations as may be required by MTJA generally or arising from the examination of such records and accounts and shall furnish to MTJA a complete audited statement of accounts on Petroleum Operations for each Semi-Annual Period prior to the commencement of First Commercial Production, or quarterly after the commencement of First Commercial Production within sixty (60) days from the end of the Semi-Annual Period or Quarter under review which shall contain a detailed breakdown as between Non-recoverable Expenditure and allowable costs for the purpose of calculating Cost Oil and Cost Gas.

11.3 Contractors shall provide MTJA's officers concerned with auditing functions with office facilities for the purpose of conducting such work.

11.4 Records and accounts to be kept under this Contract shall be kept in United States Dollars and in other currency agreed between the Parties. For determination of the quantity of Crude Oil or Natural Gas required for the purpose of recovery by Contractors of allowable costs expended in the Quarter, United States Dollars shall be used as a calculation basis.

11.5 Statutory books and accounts by Contractors pursuant to the relevant laws of Malaysia and the Kingdom of Thailand, shall, to the extent that they relate to matters relevant to the determination of rights and liabilities of the respective Governments, MTJA and Contractors under this Contract, be made available by Contractors to officials and auditors of MTJA and of the respective Governments for the purpose of examinations and assessments.



                                END OF ARTICLE 11

                                   ARTICLE 12
                  PROCUREMENT OF EQUIPMENT, FACILITIES, GOODS,
                        MATERIALS, SUPPLIES AND SERVICES

12.1 To the extent that MTJA and Contractors agree that it is technically and economically feasible, the following shall, unless MTJA otherwise specifically agrees to, be observed in the procurement of goods and services:

        (i) give priority to goods locally manufactured in Malaysia and/or the Kingdom of Thailand in the purchase of equipment, facilities, goods, materials, supplies and services required for the operations under a Work Programme;

        (ii) purchase from Malaysian or Thai suppliers or manufacturers equipment, facilities, goods, materials, supplies and services required for the operations under a Work Programme; and

        (iii) make use of services and research facilities, professional or otherwise, which are rendered by Malaysian or Thai firms or companies incorporated in Malaysia or the Kingdom of Thailand.

12.2 Contractors shall during each operations committee meeting between MTJA and Contractors highlight their performance and achievement for the purpose of determining the extent of compliance with the objective outlined in Article 12.1.

12.3 Contractors shall before inviting any tender for the purchase or lease of equipment, facilities, goods, materials, supplies and services in excess of two hundred and fifty thousand United States Dollars (US$250,000) submit for approval of MTJA the following:

        (i) a list of bidders which Contractors propose to invite for the tender;

        (ii) the draft form of contract or agreement that would be adopted by Contractors and its Sub-contractor(s) in the execution of the contract;

        (iii) the technical proposal form which includes the list of technical specifications and the scope of work for the contract;

        (iv) the commercial proposal form which shall include the schedule of rates or schedule of compensation; and

        (v)     the basis upon which the bids are to be evaluated.

        In addition to the above, Contractors shall also submit a statement to MTJA regarding the need for the tender and/or contract, the relationship of the tender and/or contract with the approved Work Programme and Budget, the estimated value of the tender or contract and the contracting schedule.

        Contractors shall, after awarding of any such contract referred to above in excess of two hundred and fifty thousand United States Dollars

        (US$250,000), submit for MTJA's retention a complete report giving the basis on which the awards were made.

        Contractors shall, before awarding any contract, in excess of five hundred thousand United States Dollars (US$500,000) obtain the written approval of MTJA. For this purpose, Contractors shall submit to MTJA copies of bidding documents received by Contractors from bidders and a complete report giving the basis on which the awards are being recommended. MTJA may from time to time specify, after consultation with Contractors, any increase in the value of contracts which shall be exempted from the provisions of this Article 12.3.

        MTJA shall approve or disapprove all bidding documents and bid evaluation criteria within four (4) weeks of Contractors' submittal of the same.

        All approvals relating to the award of Contracts shall be given by MTJA within sixty (60) days of Contractors' application.

        In the event of extraordinary circumstances requiring immediate action, Contractors may purchase or lease equipment, facilities, goods, materials, supplies and services from inside and outside Malaysia and the Kingdom of Thailand notwithstanding the fact that no prior approval for such a purchase or lease has been secured from MTJA; any cost so incurred shall be included as Cost Oil or Cost Gas as the case may be, if MTJA considers that such purchase or lease is reasonably warranted by the circumstances.

12.4 Contractors shall submit a copy of each or all executed contracts or agreements with its Sub-contractors to MTJA immediately upon its execution.

        From time to time, if requested by MTJA, Contractors shall, upon completion of any specific contract, submit to MTJA an appraisal and completion report covering details on the actual expenditures and the manpower, equipment and materials, facilities and resources utilised by its Sub-contractors in the execution of such contract.

        From time to time, if requested by MTJA, Contractors shall, within sixty
        (60) days from such request submit to MTJA details of equipment, facilities, goods, materials, supplies and services actually procured both from inside and outside Malaysia and the Kingdom of Thailand.

        All procurement of equipment, facilities, goods, materials, supplies and services required for Petroleum Operations shall be on arm's length basis and shall, unless otherwise approved by MTJA, be obtained as a result of competitive bidding.

12.5 MTJA shall have the legal title to any equipment and assets purchased by Contractors pursuant to Article 12, for the purpose of Petroleum Operations but subject to the provisions of Article 12.6. Contractors shall have the sole use of such equipment and assets for Petroleum Operations hereunder free of charge for the duration of this Contract.

12.6 If MTJA, including any third party duly appointed by MTJA, wishes to use any equipment or assets, the title of which is placed in MTJA by virtue of Article 12.5, for any purpose it may do so after consulting

        Contractors, provided that such use thereof does not interfere with Contractors' performance of Petroleum Operations within the Contract Area.

12.7 The provisions of Article 12.5 shall not apply to equipment leased to Contractors or leased or belonging to third parties who perform the services as Sub-contractors which equipment may generally be brought into and exported from Malaysia and the Kingdom of Thailand without restriction.

12.8 Contractors shall use their best endeavours to ensure that their Sub-contractors comply with the provisions of Articles 12.1 and shall see that similar provisions shall be inserted in all contracts with the Sub-contractors.

12.9 Contractors shall submit to MTJA a return of assets movement in a form approved by MTJA within sixty (60) days from the end of each Quarter on all purchase, transfers and disposals of any equipment and assets during that Quarter. Prior approval of MTJA shall be required for all transfers outside the Contract Area and for all disposals of equipment or assets. For the purpose of this Article, any transfer of equipment and assets other than that for the purpose of repair, maintenance and emergencies, to any place outside the Contract Area shall be deemed as disposals of such equipment or assets.

        Contractors may develop together with contractors in the other Contract Areas within the Joint Development Area a mutually acceptable procedure in order to participate in common stock arrangements for equipment, materials and supplies wherever this is cost effective and non-discriminatory to the Contractors and such procedure to be agreed by the parties shall require the prior approval of MTJA.


        It is hereby agreed that Contractors shall be responsible for the disposals of equipment and assets on behalf of MTJA under terms and conditions to be mutually agreed by the Parties. All gross proceeds from the disposals of equipment and assets by Contractors shall be remitted fully in cash to MTJA not later than two (2) weeks from the date of receipt of payments except as provided in Article 12.10 below. Any cost associated with the disposals shall be included in Cost Oil or Cost Gas as the case may be.

12.10 Notwithstanding anything to the contrary herein, in the event that Contractors do not make any commercial discovery within the exploration period referred to in Article 2.4 Contractors may, with the approval of MTJA, be allowed to dispose any surplus stock materials and any remaining equipment, facilities, goods, materials and supplies purchased by Contractors for Petroleum Operations and retain the proceeds thereof. Any cost associated with such disposal shall be for the account of Contractors.

12.11 MTJA may from time to time issue procedures and guidelines for the purpose of implementing the provisions of this Article 12.



                                END OF ARTICLE 12

                                   ARTICLE 13
                                   ARBITRATION

13.1 Any disputes or differences arising out of or in connection with this Contract which cannot be settled amicably shall be referred to arbitration before a panel consisting of three (3) arbitrators, one (1) arbitrator to be appointed by each Party and a presiding arbitrator to be jointly appointed by both Parties.

13.2 If any of the two Parties fails to appoint his own arbitrator or the Parties are unable to concur on the choice of a third arbitrator within sixty (60) days of the receipt of a Party's request for arbitration, the arbitrator or arbitrators shall be appointed upon application to the United Nations Commission on International Trade Law ("UNCITRAL").

13.3 The third arbitrator appointed by UNCITRAL under Article 13.2 shall be a person of a nationality other than nationalities of the Parties in dispute.

13.4 The arbitration proceedings shall be conducted in accordance with the rules of UNCITRAL. The venue of arbitration shall be either Bangkok or Kuala Lumpur, or any other place as may be agreed to by the Parties. The language of the arbitration shall be the English language.




                                END OF ARTICLE 13

                                   ARTICLE 14
                           TRAINING OF MTJA PERSONNEL

14. 1 Contractors shall also contribute an annual amount of seventy thousand United States Dollars (US$70,000) to MTJA for every Calendar Year or a prorata amount For each uncompleted Calendar Year for the purpose of training MTJA's personnel For a period of five (5) years. The first contribution shall be paid not later than thirty (30) days from the Effective Date and any subsequent contribution shall be paid not later than January 31, of each subsequent Calendar Year.



14.2 If requested by MTJA, Contractors shall as part of Petroleum Operations provide a reasonable number of MTJA's personnel with on-the-job training and where appropriate and practicable, with training in their training institutions, based on a mutually agreed programme, provided however that any expense incurred by Contractors in such training shall be deducted from the amount payable in Article 14.1 above in respect of every Calendar Year. If the expense incurred by Contractors in such training exceeds the amount specified in Article 14.1 above, any such excess shall be reimbursed by MTJA to Contractors.



                                END OF ARTICLE 14

                                   ARTICLE 15
                           EMERGENCY SUPPLY OBLIGATION

15.1 In the event of a state of national emergency in Malaysia or the Kingdom of Thailand or shortage of supply of Crude Oil to the nation for whatever reason, as declared by either Government, MTJA shall have the right to pre-empt part or all of the Crude Oil won and saved from the Contract Area.

15.2 Contractors shall upon receipt of fifteen (15) days' written notice from MTJA sell and deliver Crude Oil to MTJA and/or refineries in Malaysia or the Kingdom of Thailand in the manner specified in the notice.

15.3 The price at which the Crude Oil is made available to MTJA and the nations under this Article shall be the price as determined for that Quarter under Article 7 and including any freight charges if applicable.

15.4 Notwithstanding Article 10.1 payment for such Crude Oil shall be made in Ringgit Malaysia or Thai Baht by the end of the month following the month in which the Crude Oil is received by MTJA at an exchange rate prevailing on the day of the payment at the bank or banks designated to receive such payment.



                                END OF ARTICLE 15

                                   ARTICLE 16
                                   TERMINATION

16.1 If, in the opinion of Contractors, circumstances do not warrant continuation of Petroleum Operations, Contractors may by giving not less than six (6) months' prior notice in writing to that effect to MTJA, surrender its rights and be relieved of its obligations pursuant to this Contract, except such obligations as relate to the period prior to such surrender.

16.2 MTJA may terminate this Contract on the happening of any of the following events by giving to Contractors not less than ninety (90) working days' prior notice in writing to that effect.

        The events are:

        (a) failure by Contractors to make payments of any amount to MTJA on the due date where such payments are required under the provisions of this Contract;

        (b) wilful suspension by Contractors without just cause and without the consent of MTJA, of any aspect of Petroleum Operations covered by an approved Work Programme which is material;

        (c) failure by Contractors to observe or perform or comply with any obligation under this Contract which is material.

16.3 The right to terminate this Contract under Article 16.2 shall not be exercised unless and until:

        (a) notice in writing has been given to Contractors specifying the particular matter causing such right to arise and requiring Contractors to remedy the matter within a reasonable time to be specified in the notice, in any event not less than thirty (30) working days; and

        (b) within the time specified in the notice Contractors fail to remedy the matter.

16.4 MTJA may terminate this Contract with respect to TRITON or CARIGALI on the happening of any of the following events by giving to that party (for the purpose of this Article 16, "party" shall mean TRITON or CARIGALI or their approved respective assignees) not less than ninety
        (90) working days' prior notice in writing to that effect:

        The events are:

        (a) a petition is filed by the party in a court having jurisdiction or an order is made or an effective resolution is passed for its dissolution, liquidation or winding up;

        (b) the party becomes insolvent or is adjudged bankrupt or makes any assignment for the benefit of its creditors, or is adjudged under the relevant laws of Malaysia and/or the Kingdom of Thailand to be unable to pay its debts as the same fall due;

        (c) a receiver is appointed or an encumbrancer takes possession of a majority of the assets or undertaking of the party or the party sells its business or a majority thereof without MTJA's prior written consent;


        (d) the party ceases or threatens to cease to carry on its business or a majority thereof or execution is enforced against all or a majority of the property of the party and is not discharged within fourteen (14) days thereof; or

        (e) the party ceases to be majority-owned by its existing shareholders referred to in the preamble of this Contract and Appendix B hereof without the prior written consent of MTJA.

                For the purpose of this Article, 16.4(e) the word
                "majority-owned" shall mean "having control, management and ownership of no less than fifty-one per cent (51%) of the shares of voting stock of the party in question".

16.5    The right to terminate this Contract with respect to a party under
        Article 16.4 shall not be exercised unless and until:

        (a) notice in writing has been given to the party specifying the particular matter causing such right to arise and if the matter is capable of remedy, requiring the party to remedy the matter within a reasonable time to be specified in the notice; and

        (b) within the time specified in the notice, the party fails to remedy.

16.6 On the termination of this Contract under any of its provisions relating to termination, this Contract and all the rights and obligations of MTJA and Contractors or any party under this Contract shall altogether cease to have effect;

        Provided that such termination shall not affect:

        (a) any right or obligation of MTJA and Contractors or any party expressed to arise under this Contract on the termination thereof; or

        (b) any liability of MTJA and Contractors or any party accrued prior to the date of termination.



                                END OF ARTICLE 16

                                   ARTICLE 17
                            JOINT OPERATING AGREEMENT

17.1 TRITON and CARIGALI as Contractors each shall be entitled to a fifty per cent (50%) undivided interest in all the rights, interests and privileges of Contractors as set forth in this Contract. Contractors shall be responsible jointly and severally in the duties and obligations under this Contract.

17.2 Contractors shall, as a condition precedent to the signing of this Contract, enter into an agreement between themselves to provide for the procedures whereby they shall exercise their rights, interests and privileges and fulfil their duties and obligations as Contractors (such agreement hereinafter referred to as the "Joint Operating Agreement").

        The terms of the Joint Operating Agreement shall be approved by MTJA in writing prior to it being executed by Contractors and shall include the following provisions:

        (a) Contractors shall appoint a sole or joint operator from amongst themselves to carry out the decisions of Contractors as approved by MTJA in accordance with provisions of this Contract;

        (b) Without prejudice to Article 17.1, Contractors each shall be entitled to a fifty per cent (50%) participating interest of all rights, interests, privileges, duties and obligations of Contractors.

17.3 Contractors shall, upon execution of the Joint Operating Agreement furnish MTJA with such number of conformed copies of the Joint Operating Agreement as MTJA may reasonably require. Contractors shall not amend the Joint Operating Agreement without prior written consent of MTJA.




                                END OF ARTICLE 17

                                   ARTICLE 18
                                   ASSIGNMENT

18.1 Contractors shall not, without the prior written consent of MTJA and before having completed operations as specified in the approved first-year Work Programme and Budget referred to in Article 3.1, sell, assign, transfer, convey or otherwise dispose of or create or permit to arise or subsist any security interest over any parts or all of its rights, interests and obligations under this Contract to any person (including an Affiliate).

18.2 Subject to consent of MTJA under Article 18.1, and provided that a prospective assignee's status is not in conflict with Malaysian or Thai national interest, any third parties (including an Affiliate) to be assigned by Contractors all or part of its rights, interests and obligations under this Contract shall possess the requisite financial and technical capability to fulfil the obligations under this Contract. MTJA shall notify Contractors of its decision within a reasonable period of time from the receipt of Contractors' application for an assignment under this Article (provided that Contractors have provided sufficient information regarding the identity and financial and technical capability of the prospective assignee).



                                END OF ARTICLE 18

                                   ARTICLE 19
                              UNITISATION AGREEMENT

19.1 Contractors shall not, without the prior written consent of MTJA, enter into any unitisation agreement involving the Contract Area for the purpose of arriving at a fair allocation of Crude Oil or Natural Gas reserves within Oil or Gas Fields that straddle the border of the Contract Area and other contract areas under other contracts.

19.2 Subject to Article III(6) of the MOU and without prejudice to any boundary delimitation negotiation between the countries concerned, MTJA shall, where Joint Development Area boundaries are involved, after consulting Contractors be the party representing the Contract Area in any international unitisation agreement and all terms and conditions agreed thereto by MTJA, in accordance with good petroleum industry practice, after consultation with Contractors shall bind Contractors, and Contractors shall reimburse MTJA for all reasonable expenses incurred by MTJA in regard to such agreement within thirty (30) days of submission of the unitisation agreement to Contractors. Such reimbursement shall be deemed to be an allowable cost incurred by Contractors and shall be taken into account for the purpose of calculating Cost Oil or Cost Gas under the provisions of Article 5.1(b) or Article 8.5(b), as the case may be.



                                END OF ARTICLE 19

                                   ARTICLE 20
                                    INSURANCE

20.1 Contractors shall cause MTJA's properties and all other properties to which titles will eventually be transferred to MTJA pursuant to Article
        12.5 including but not limited to wells, equipment, facilities, goods, materials and supplies in use or in the course of construction or in Contractors' custody, the costs of which are recoverable as Cost Oil or Cost Gas, as the case may be, to be insured against such risks of loss and damage for such amount and with such reputable insurer or insurers as may be agreed with MTJA. Contractors shall nominate MTJA or order as the loss payee under such insurance.

        The insurance programme thereof must be submitted, not less than sixty
        (60) days of each renewal for MTJA's approval.

20.2 All insurance proceeds including third party recoveries shall be remitted to Contractors at the instruction of MTJA for the purpose of the repair or replacement of the equipment or assets damaged or lost.

20.3 In the case of Petroleum that has been produced to the surface, Contractors shall insure against such risks of loss and damage for such amount and with such insurer or insurers as may be agreed with MTJA and shall nominate MTJA and Contractors as joint beneficiaries under such insurances. Any benefits arising therefrom shall be divided between the Parties in proportion to their respective entitlements to Petroleum at the relevant time.

20.4 The cost of all such insurances shall be deemed to be an allowable cost for the purpose of calculating Cost Oil or Cost Gas, as the case may be.



                                END OF ARTICLE 20

                                   ARTICLE 21
                                TAXES AND DUTIES

21.1 Subject to Articles 21.2 and 21.3, Contractors shall pay at their own expense all taxes, duties, charges and levies imposed by the respective Governments for which Contractors are liable under the laws of Malaysia and the Kingdom of Thailand, as the case may be.

21.2 The terms of the Contract have been negotiated and agreed having due regard to the terms of Articles 16 and 17 of the MTJA Agreement. Where the taxes and duties referred to in Article 21.1 relate to petroleum income tax, custom matters and export duty, such tax or duty, as the case may be, shall be in accordance with the MTJA Agreement and shall be imposed in compliance with the relevant legislation of Malaysia and the Kingdom of Thailand, duly amended or adopted in its application to Contractors hereunder to comply with the MTJA Agreement as at the Effective Date.

21.3 If at any time or from time to time there should be changes in the aforesaid or the implementation of any legislation, regulation or order which imposes taxes, duties or levies inconsistent with Articles 16 and 17 of the MTJA Agreement, and such effect will be to increase or decrease Contractors' liabilities, MTJA and Contractors shall meet and formulate a mutually acceptable arrangement to restore the Contractors to the same fiscal status under the terms of Articles 16 and 17 of the MTJA Agreement in force on the Effective Date of this Contract.



                                END OF ARTICLE 21

                                   ARTICLE 22
                                  FORCE MAJEURE

22.1 Where the occurrence of force majeure beyond the reasonable control of MTJA or Contractors renders it impossible or hinders or delays the performance of any obligation (other than an obligation to make a payment) or the exercise of any right under this Contract then the failure or omission of MTJA or Contractors to perform such an obligation shall not be treated as a failure or omission to comply with this Contract.

22.2 Where MTJA or Contractors fail or omit to perform any obligation hereunder in obedience to any Government act, order or regulation, provided it is proved that such failure or omission is the necessary consequence of such act, order or regulation, such failure or omission shall not be treated as a failure or omission to comply with this Contract.

22.3 Upon the occurrence of any force majeure the Party so affected in the discharge of its obligations shall promptly:

        (a)     give written notice of such event to the other; and

        (b) resume full performance of this Contract as soon as possible, and to that end that Party shall use its best endeavours to remove or remedy the cause of such prevention as quickly as may be practicable, provided that if such occurrence results in the suspension of all or a major part of Petroleum Operations previously planned, and if such suspension continues for more than three (3) months, the Parties shall meet and determine whether it is equitable that the duration of this Contract and any appropriate period thereof, should be extended by a period equal to the period of the suspension. If the suspension arising out of a force majeure situation involves a total suspension of all Petroleum Operations previously planned, and such suspension continues for more than twelve (12) months, the Parties shall consult each other in order to come to an agreement on the resumption of Petroleum Operations.

22.4 The events falling within force majeure include but are not limited to acts of God or force of nature, landslides, lightning, earthquakes, floods, fires, storms or storm warning, tidal waves, shipwrecks and perils to navigation, acts of war or public enemy, strikes, sabotage or accidents or similar events beyond the control of the Parties or either of them.



                                END OF ARTICLE 22

                                   ARTICLE 23
                                   INDEMNITY

23.1 Contractors shall at all times keep MTJA fully and effectually indemnified against all actions, proceedings, costs, charges, expenses, claims and demands whatsoever which may be made or brought against MTJA by any third party in relation to any matter or thing arising out of Petroleum Operations or the performance thereof unless caused by the proven negligence or wilful default of MTJA. MTJA shall give Contractors prompt notice of any such actions, proceedings, costs, charges, expenses, claims or demands and MTJA shall not make any settlement or agreement to settle in respect thereof without the prior consent of Contractors.



                                END OF ARTICLE 23

                                   ARTICLE 24
                       COMPLIANCE WITH LAWS AND DIRECTIVES

24.1 Contractors shall comply and ensure compliance by all of its employees, agents and Sub-contractors (including employees of Sub-contractors) with all laws, rules, regulations and requirements of any governmental authority or agency as may from time to time be in force in Malaysia and/or the Kingdom of Thailand.

24.2 Contractors shall comply with all directives given by MTJA with regard to location of manpower, site for Contractors' office, major facilities in Malaysia and the Kingdom of Thailand and any other requirements as may be directed by MTJA.



                                END OF ARTICLE 24

                                   ARTICLE 25
                                  GOVERNING LAW

25.1 This Contract shall be governed by and construed in accordance with the laws of Malaysia.

25.2 Nothing in Article 25.1 shall prejudice the application of the MOU, the MTJA Agreement and the MTJA Act 1990.

25.3 Nothing in this Contract shall entitle Contractors to exercise the rights, privileges and powers conferred upon them by this Contract in a manner which would contravene any other written laws in force in Malaysia and the Kingdom of Thailand.



                                END OF ARTICLE 25

                                   ARTICLE 26
                                PUBLIC STATEMENTS

26.1 No public statements, announcements or circulars regarding this Contract or the activities of the Parties relating hereto shall be made or issued by or on behalf of Contractors without the prior written approval of MTJA unless it is necessary for a Party or its Affiliates to make such public statements or announcements in order to comply with statutory requirements or rules of a stock exchange or similar regulatory body; in which event, MTJA shall be so informed.



                                END OF ARTICLE 26

                                   ARTICLE 27
                        ENTIRE AGREEMENT AND SEVERABILITY

27.1 This Contract sets out the entire agreement and understanding of the Parties in connection with the subject matter of this Contract and supersedes any other prior agreements, understanding or arrangements whether written or otherwise (if any) relating thereto.

27.2 Subject to the MOU, the MTJA Agreement and the MTJA Act 1990, the Parties may amend, vary or modify this Contract upon mutual agreement in writing and such amendment, variation or modification shall form part of this Contract.

27.3 If and for so long as any provision or Article of this Contract shall be adjudged to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision or Article of this Contract except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision or Article shall be deemed severed from this Contract without affecting the validity of the balance of this Contract.




                                END OF ARTICLE 27

                                   ARTICLE 28
                           NOTICES AND COMMUNICATIONS

28.1 All notices required to be given or made under this Contract by one Party to the other Party shall be sufficiently given if in writing and delivered in person or sent by registered post with postage paid to such other Party at the address of the other Party as follows:-

        (a)     MALAYSIA-THAILAND JOINT AUTHORITY
                27TH FLOOR, EMPIRE TOWER
                CITY SQUARE CENTRE
                182, JALAN TUN RAZAK
                50400 KUALA LUMPUR
                MALAYSIA
                TELEX NUMBER : MTJA MA 20277
                FACSIMILE : 03-2637588
                ATTENTION : CHIEF EXECUTIVE OFFICER


        (b)     (i)      PETRONAS CARIGALI SDN. BHD.
                         TINGKAT 2, WISMA PELADANG
                         P.O. BOX 12407
                         JALAN BUKIT BINTANG
                         50776 KUALA LUMPUR
                         MALAYSIA
                         TELEX NUMBER : CAGALI MA 30788
                         FACSIMILE : 03-2414863
                         ATTENTION : MANAGING DIRECTOR

                (ii)     TRITON OIL COMPANY OF THAILAND
                         7TH FLOOR, KlAN GWAN BUILDING 1
                         140 WIRELESS ROAD
                         BANGKOK 10330
                         THAILAND
                         FACSIMILE : (662) 2534978
                         ATTENTION : GENERAL MANAGER

        Either Party may substitute or change its address in Malaysia and the Kingdom of Thailand by written notice to the other Party and such notices shall be effective on date of receipt by the addressee.

        Except with respect to notices, any other statement or communication given or made under this Contract by one Party to the other may, unless specifically stated otherwise in this Contract, be given in writing and sent by regular post with postage paid, by telex or by facsimile with transmission charges fully paid, to such other Party at the latter's address referred to in this Article.



                                END OF ARTICLE 28

IN WITNESS WHEREOF MTJA, CARIGALI and TRITON have by their respective duly authorized officers executed this Contract in the day and year first herein above written.


SIGNED by                                         )
                                                  )--------------------------
for and on behalf of                              )
MALAYSIA-THAILAND JOINT AUTHORITY                 )
in the presence of                                )
                                                  )--------------------------
                                                  )


SIGNED by                                         )
                                                  )--------------------------
for and on behalf of                              )
PETRONAS CARIGALI SDN. BHD.                       )
in the presence of                                )
                                                  )--------------------------
                                                  )


SIGNED by                                         )
                                                  )--------------------------
for and on behalf of                              )
TRITON OIL COMPANY OF THAILAND                    )
in the presence of                                )
                                                  )--------------------------
                                                  )

                                                                      APPENDIX A

                               MAP OF CONTRACT AREA

                                       MTJA
                                    BLOCK A-18
                                    APPENDIX A
                                    ----------
                                THIS "APPENDIX A" IS
                                MADE AN INTEGRAL PART
                                  OF THIS CONTRACT


                               CO-ORDINATES OF BLOCK


             POINTS                 LATITUDE           LONGITUDE
             ------                 --------           ---------

               A                   7DEG.18'00"       102DEG.35'42"

               B                   7DEG.18'00"       103DEG.35'06"

               C                   7DEG.03'00"       103DEG.06'00"

               D                   7DEG.00'00"       102DEG.56'24"

               E                   7DEG.00'00"       102DEG.25'03"

               F                   7DEG.10'15"       102DEG.29'00"

          LEGEND:
          -------
          [    ]   JOINT DEVELOPMENT AREA BLOCK A(18)
                   CONTRACT AREA

            13     SUBBLOCK NO.13

                                 50Km
                         --------------------

                                                                      APPENDIX B


                          LIST OF EXISTING SHAREHOLDERS


                                                       PERCENTAGE
               CONTRACTOR        SHAREHOLDER(S)            OF
                                                      SHAREHOLDING
     ---------------------------------------------------------------

     1          PETRONAS            PETROLIAM
                CARIGALI         NASIONAL BERHAD          100%
                 SDN BHD           (PETRONAS)
     ---------------------------------------------------------------

     2         TRITON OIL            TRITON
               COMPANY OF         INTERNATIONAL           100%
                THAILAND         OIL CORPORATION
     ---------------------------------------------------------------

                                                                      APPENDIX B


                          LIST OF EXISTING SHAREHOLDERS


                                                       PERCENTAGE*
                                  SHAREHOLDERS*            OF
                                                      SHAREHOLDING
     ---------------------------------------------------------------

     1           TRITON
               COMPANY OF           --------            --------
                THAILAND
     ---------------------------------------------------------------

     2          PETRONAS
                CARIGALI            --------            --------
                 SDN BHD
     ---------------------------------------------------------------

                      *(to be specified upon verification)

                                                                      APPENDIX C

                     PARTICULARS OF DATA, INFORMATION, ETC.
                                 TO BE SUBMITTED


Following are particulars of data, information, studies, reports and samples required to be submitted under Article 4.4(d).


1.      Geophysical Data

        All basic geophysical data including the following:-

        1.1     Seismic Surveys

                (i) Programme maps, pre-plot maps and navigation maps in scale of 1:100,000 in the form of sepia and paper prints; to be submitted at least two (2) weeks before commencement of the survey;

                (ii) Final shotpoint and composite shotpoint location maps in the form of mylar sepia and paper prints in scales of 1:25,000, 1:50,000, 1:100,000 and 1:250,000; to be submitted within two (2) months of completion of the survey;

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                                        2

                (iii) Seismic operation reports, navigation operation reports and quality control reports; to be submitted within three (3) months of completion of the survey;

                (iv)     Daily survey progress report;

                (v) Inventory of field tapes acquired during the survey indicating seismic line numbers and shotpoint ranges on tapes;

                (vi) Water depths maps in scales of 1:25,000, 1:50,000 and 1:100,000, fathometer profiles and water depth listings;

                (vii)    Operators/observers logs;

                (viii) Provisional processed and reprocessed seismic sections in the form of paper prints with indication of process types, processing and field acquisition parameters used, preferably in horizontal scale of 1:12,500, or 1:25,000, and vertical scale of 10cm/second; to be submitted within one (1) month of completion of initial processing;

                (ix) Final processed and reprocessed seismic sections in the form of mylar films in scale of 1:12,500, or 1:25,000 and vertical scale of 10cm/second to be submitted within two (2) months of submission of item (viii);

                (x) Interpreted and uninterpreted stacking velocity analyses sections in the form of paper print in vertical scale of 10cm/second. The section should depict the input record, the NMO record, stacked record and velocity scattergram.


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                                        3

                         For 3D seismic, picked stacking velocity functions are to be submitted or magnetic tape;

                (xi) Processing and reprocessing reports, documenting the seismic lines numbers and shotpoint ranges processed or reprocessed and the type of processing being done;

                (xii)    Seismic interpretation reports;

                (xiii) Final processed tapes in standard industry format containing raw stacks, raw migration and filtered/scaled migration;

                (xiv) Final sections and full reports on any specialised seismic processing/reprocessing work that includes but not limited to DHI, AVO, Synthetic seismogrammes are to be submitted to MTJA upon completion of each respective studies.

        1.2     Gravity Survey


                (i) Gravity and accelerometer records/profiles or spot readings whichever applicable;

                (ii) Traverse line maps in the form of sepia and paper print showing positions of observations of stations in scales of 1:25,000, 1:50,000, and 1:100,000 whichever applicable;

                (iii)    Details of meter calibration and drift base stations;

                (iv) Navigational records required for corrections to observations;

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                                       4

                (v) Processed gravity anomaly maps in the form of paper prints and sepia at scales of 1:25,000, 1:50,000 and 1:100,000 whichever applicable. The method of calculation of anomalies should be explained;

                (vi) Listings of absolute measured gravity values, theoretical gravity values and corrected free-air gravity anomaly values.

        1.3     Magnetic Surveys


                (i)      Magnetometer records/profiles records;

                (ii) Altimeter records, storm monitor records, navigational records;

                (iii) Traverse or flight line maps in the form of sepia and paper print showing positions of observations in scales of 1:25,000, 1:50,000 and 1:100,000;

                (iv) Magnetometer operator log or other means of relating magnetic observations to local time;

                (v)      Diurnal variation records;

                (vi) Magnetic maps in paper prints and sepia form at scales of 1:25,000, 1:50,000, 1:100,000 and 1:250,000 which include total field and total field corrected for normal field and diurnal variation.

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                                        5

        1.4     Other survey

                All other surveys data to be submitted as soon as available, including profiles and reports for the following:-

                (i)      Well/platform site survey;

                (ii)     Soil/foundation investigation;

                (iii) Pipeline route hydrographics survey (before and after installation);

                (iv)     Environmental/oceanographic data;

                (v)      Rig/platform positioning;

                (vi)     Well velocity survey.

2. Geological/Petrophysical/Production Test Data. All basic geological/petrophysical and production test data including the following:-

        2.1     Well Reports

                (i) Recommendation to Drill/Well Proposals; to be submitted at least two (2) weeks before spud-date;

                         (a) Depth and time structure maps of prospective horizons in the form of sepia and paper prints in scales of 1:12,500, 1:25,000, or 1:50,000 whichever applicable;

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                                        6

                         (b) Migrated TVS sections with at least one (1) key seismic line passing through the location of the proposed well;

                         (c) Assessment of hydrocarbon volume-in-place and estimated reservoir parameters of prospect/field;

                         (d)  Structure/stratigraphic cross-section;

                         (e)  Economic evaluation of prospect/field.

                (ii) Proposed drilling and formation evaluation programmes including detailed well cost estimate; to be submitted at least two (2) weeks before spud-date;

                (iii)    Daily/Biweekly/Weekly drilling reports,

                (iv)     Abandonment Programmes;

                (v) Drilling Completion Reports; to be submitted within three (3) months of the completion of the well;

                (vi) Geological Completion Reports; to be submitted within three (3) months of the completion of the well including:-

                         (a)  Geological and operations summaries;

                         (b) Well completion logs in the form of sepia and prints of scale of 1:500 showing formation test depths/results, cores/sidewall cores depth, hydrocarbon shows, preliminary log analyses and stratigraphy;

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                                        7

                         (c) Geological well/composite log in sepia and print in scale of 1:500 showing detailed lithology description and percentages, penetration rates, basic drilling data (ROP, WOB, Mudweight, etc.), gas readings and composition;

                         (d)  Final well log analysis;

                         (e)  Pressure analysis;

                (vii)    Post-drill Well Evaluation or Well Summary Reports;

                (viii) Service company reports covering mud logging, wireline testing, production testing, etc;

                (ix)     Production testing procedures;

                (x)      Detailed production test reports;

                (xi)     Subsurface pressure/temperature survey reports;

                (xii)    Computer processed log interpretation;

                (xiii)   Paleontological and palynological reports;

                (xiv)    Geochemical reports;

                (xv)     Petrographic studies;

                (xvi)    Core analysis reports;

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                                        8

                (xvii)   Fluid analysis reports;

                (xviii)  Directional survey reports.


        2.2 Well logs; to be submitted as soon as available. Field and final prints, sepias (in all available scales) and tapes of all wireline logs run.

        2.3     Samples

                All samples including the following:-

                (i)      drill cuttings;

                (ii)     drill cores;

                (iii)    a representative portion or sidewall cores;

                (iv)     fluid-oil, condensate and water;

                (v)      any other types of samples.

3.      Interpretative Material-Reports


        All interpretative and progress reports (inclusive of any subsequent revisions thereof) including the following:-

                (i) Progress reports on geophysical and drilling operation including notification of the principle developments and discoveries;

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                                        9

                (ii) An annual general review of the interpretation of the subsurface structure in any area over which geological, geophysical, drilling or other operations have been conducted (including interpretation thereof) and any revised interpretation occasioned by the work or question (to be supported by up-to-date maps).

4.      Reports on Reserve Calculation

        4.1 All reports inclusive of any subsequent revisions thereof with respect to the amount of Petroleum in a petroleum reservoir classified as:-

                (i)      Proven Petroleum originally-in-place;

                (ii)     Expected Petroleum originally-in-place;

                (iii) Proven estimated ultimate recoverable Petroleum reserves;

                (iv) Expected estimated ultimate recoverable Petroleum reserves;

                (v) Platform conformable proven and expected estimated recoverable Petroleum reserves.

        4.2     In respect of the Contract Area the reports shall specify:-

                (i) The location, size and extent of the petroleum reservoirs;

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                                       10

                (ii) The amount of Petroleum in the reservoir estimated to be in Items (i), (ii), (iii), (iv) and (v) of 4.1 above in the Development/Production Area;

                (iii)    The method and calculations of the estimates in Item
                         (ii) above; and

                (iv)     All the data upon which the above estimates were based.

                Contractor shall submit by March 31st of each year to MTJA the annual reserves report as at the year end of the preceding Calendar Year.

5.      Production Operations

        5.1 All available data, information, studies and reports inclusive of any subsequent revision thereof relating to production operations.

        5.2 With respect to each Oil and Gas Field, a monthly report shall be submitted within thirty (30) days from the end of the month under review and shall specify:-

                (i)      the number of wells-

                         (a)  which produced Petroleum or water;

                         (b)  which were shut-in;

                         (c)  into which fluids and gas was injected.

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                                       11

                (ii)     total quantity of-

                         (a)  Petroleum and water produced;

                         (b)  fluids and gas injected;

                         (c) Petroleum utilised, flared or vented, stored in and delivered from each production station; and

                         (d)  reconciled production of Petroleum.

                (iii) Petroleum flow, pressure and temperature recording charts from each production station.

        5.3 With respect to each producing well the monthly reports shall indicate the:-

                (i)      name, location and status;

                (ii)     method by which Petroleum or water is produced;

                (iii)    choke size;

                (iv)     results of tests;

                (v) total estimated daily wellhead production of Petroleum and water; and

                (vi)     reconciled total production of Petroleum.

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                                       12

        5.4 With respect to each reservoir completed in the Oil and Gas Field, the quarterly report shall be submitted within thirty
                (30) days from the end of the month under review and shall specify:-

                (i)      name and status;

                (ii)     average reservoir pressure for the quarter;

                (iii) average reconciled daily water and Petroleum production; and

                (iv)     average reconciled gas and fluid injection.

        5.5     With respect to development drilling for each Oil and Gas
                Field:-

                (i)      Notice of Operation for well drilling and workover;

                (ii)     Standard drilling programme from each platform;

                (iii) Daily/weekly drilling reports inclusive of progress and evaluations;

                (iv)     Well completion reports;

                (v)      Final completion reports (for workover operations);

                (vi)     Well abandonment reports;

                (vii) Any other reports pertaining to drilling/completion and workover activities.

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                                       13

        5.6 With respect to the planned or installed facilities for each Oil and Gas Field:-

                (i) Platform facility design basis or philosophy inclusive of conceptual studies and/or front-end design;

                (ii)     Fabrication and installation procedures and/or reports;

                (iii)    Project completion reports;

                (iv)     As-built drawings and vendor catalogues;

                (v)      Weekly and monthly engineering report;

                (vi) Overall long term maintenance programme for facilities and pipelines;

                (vii)    Weekly and monthly Operation and maintenance reports;

                (viii) Modification and upgrading of facilities reports (if any);

                (ix)     Monthly safety incident statistics report;

                (x)      Technical/safety audit report.

        5.7 With respect to measurement for custody transfer and entitlement determination purposes, the following data/procedures shall be submitted:-

                (i) Detailed measurement procedures, designs and operation of measurement systems;

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                                       14

                (ii) Detailed procedures and reports for validation or calibration of measurement systems;

                (iii)    Detailed Petroleum accounting procedures;

                (iv)     Production, stock, sales/exports and losses figures.

        5.8 With respect to each Oil and Gas Field, three (3) months prior to relinquishment, a status report shall be submitted and shall specify:-

                (i)      Complete report listings;

                (ii)     Well, reservoir and field performance history;

                (iii)    Reservoir and well data;

                (iv)     Well status;

                (v)      Reserve status;

                (vi)     Latest as-built drawing;

                (vii) Major maintenance, improvement and modification records;

                (viii)   Inspection records.

6.      Other data

        Any other information, data, records and studies of any form relating to Petroleum Operations including any subsequent revisions thereof.

                                                                      APPENDIX D

                       LETTER OF GUARANTEE FOR BLOCK A-18

WHEREAS, _______________________, a corporation validly existing under the laws of______________________________ (hereinafter called the "PARENT"), with a principal place of business at ___________________________________; and

WHEREAS, _______________________, (hereinafter called the "COMPANY") is a wholly owned subsidiary of the PARENT; and

WHEREAS, the COMPANY has signed that certain Production Sharing Contract (hereinafter called the "CONTRACT") with the Malaysia-Thailand Joint Authority (hereinafter called the "MTJA") contemporaneously herewith; and

WHEREAS, the COMPANY holds the Participating Interest as specified in the "CONTRACT"; and

WHEREAS, the MTJA desires that the performance by the COMPANY under the CONTRACT be guaranteed; and

WHEREAS, the PARENT accepts that it fully understands the legal and contractual undertaking of the COMPANY under the CONTRACT; and

NOW THEREFORE, it is hereby stipulated and agreed as follows:-


1. The PARENT shall be bound as guarantor and principal debtor by virtue of this Letter of Guarantee (hereinafter call "LETTER OF GUARANTEE") to the MTJA for the accurate fulfillment of the obligations assumed by the COMPANY to expend during a period of five (5) years from___________ (hereinafter called the "EFFECTIVE DATE") the COMPANY's Participating Interest share of a minimum of twenty-five million United States Dollars (US$25,000,000) on exploration activities for petroleum in accordance with the CONTRACT, covering Block ___________ (hereinafter called the "CONTRACT AREA").


2. The PARENT agrees that it shall pay to the MTJA on first demand in writing without proof and conditions an amount up to the COMPANY's Participating Interest share of the twenty-five million United States Dollars (US$25,000,000) and the MTJA's first demand shall not be given earlier than the end of the said five-year period or prior to the total relinquishment of the CONTRACT AREA should such relinquishment occur within the said five-year period, provided that:-

        (a)     the COMPANY, or

        (b) any of its affiliates or any third party to whom the interests under the CONTRACT may have been assigned;

        has failed to comply with its contractual obligations to expend the said amount in exploration activities within the period of time prescribed under the CONTRACT and provided that the amount required under said demand represents the difference between what the COMPANY and/or its permitted assignee actually expended and the minimum amount which the COMPANY and/or its permitted assignee is obligated to expend under
        Article 3.5 of the CONTRACT.

3. This LETTER OF GUARANTEE shall be governed by and construed in accordance with the Laws of Malaysia. Any dispute or difference arising out of or in connection with this LETTER OF GUARANTEE or the implementation of any of the provisions hereof which cannot be settled amicably shall be submitted for arbitration in which case the terms provided in Article 13 of the CONTRACT shall be applied MUTATIS MUTANDIS.

This LETTER OF GUARANTEE shall expire five and one half (5-1/2) years from the EFFECTIVE DATE or as soon as the COMPANY and/or its permitted assignee has been recognised by the MTJA to have fulfilled its minimum expenditure obligation under the CONTRACT.

Any claim made under this LETTER OF GUARANTEE shall be made in writing to the PARENT not later than ninety (90) days from the expiry date, after which the PARENT shall be discharged from its liabilities under this LETTER OF GUARANTEE.

SIGNED by                                         )__________________________
                                                  )
for and on behalf of___________________________   )__________________________
in the presence of                                )
                                                  )